EXHIBIT (a)(1)(A)

ROTECH HEALTHCARE INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

TO PURCHASE COMMON STOCK

FOR A NUMBER OF REPLACEMENT OPTIONS ACCORDING TO AN EXCHANGE RATIO

THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE

AT 9:00 P.M. U.S. EASTERN TIME ON DECEMBER 31, 2009

UNLESS THIS OFFER IS EXTENDED

Rotech Healthcare Inc., which is sometimes referred to herein as the “Company,” “Rotech,” “our,” “us” or “we,” is offering eligible directors and employees of Rotech the opportunity to exchange certain outstanding options to purchase our common stock for a lesser number of replacement options calculated in accordance with an exchange ratio (the “Option Exchange”). We expect to grant the replacement options on the date we cancel the options accepted for exchange, which will be the expiration date of this offer. We are making this offer (the “Offer”) upon the terms and subject to the conditions set forth in this Offer to Exchange Certain Outstanding Options to Purchase Common Stock for a Number of Replacement Options According to an Exchange Ratio (the “Offer Information Document”).

Eligible Options. Options eligible for the Option Exchange (“eligible options”) are those that:

•	have an exercise price equal to or greater than $14.00 per share and greater than the per share exercise price of the replacement stock options; and

•	were granted under the Rotech Healthcare Inc. Common Stock Option Plan (the “Equity Plan”).

You are eligible to participate in the Option Exchange only if you:

•

were a member of Rotech’s Board of Directors (the “Board”) or were employed by Rotech on December 2, 2009. To be an eligible participant, such persons must still be employed by us or providing services to us as a director through the grant date of the replacement options; and

•	hold at least one eligible option on December 2, 2009.

The outstanding options that you hold under our Equity Plan give you the right to purchase our common stock once you exercise those options by paying the applicable exercise price. Thus, when we use the term “option” in this Offer, we refer to the actual options you hold to purchase our common stock and not our common stock underlying those options.

As of November 24, 2009, there were approximately 4,657,750 options outstanding under the Equity Plan and approximately 70,000 options outstanding under our Amended and Restated Nonemployee Director Restricted Stock and Stock Option Plan. As of November 24, 2009, there were approximately 2,020,875 eligible options outstanding.

Replacement Options. All eligible options that we accept pursuant to the Option Exchange will be cancelled upon expiration of this Offer, currently scheduled for 5:00 p.m. U.S. Eastern Time on December 31, 2009, and options elected for exchange will no longer be exercisable after that time. Based on this current schedule, the per share exercise price of the replacement options will be equal to the fair market value of one share of our common stock on December 31, 2009 (the “replacement grant date”), as determined by the Compensation Committee of our Board (the “Compensation Committee”). Provided that our common stock is readily tradable on the OTC Bulletin Board during the five trading days immediately preceding the replacement grant date, we will determine the fair market value of our common stock for purposes of the exercise price based on the average of the closing prices of our common stock on the OTC Bulletin Board during such five day period. Stock options that have a per share exercise price less than $14.00 or less than the per share exercise price of the replacement stock options will not be eligible for exchange.

We will grant the replacement options under the Equity Plan on the replacement grant date.

The replacement options will:

•

have an exercise price equal to the fair market value per share of our common stock on the replacement grant date, as determined by the Compensation Committee. Provided that our common stock is readily tradable on the OTC Bulletin Board during the five trading days immediately preceding the replacement grant date, we will determine the fair market value of our common stock for purposes of the exercise price based on the average of the closing prices of our common stock on the OTC Bulletin Board during such five day period. Stock options that have a per share exercise price less than $14.00 or less than the per share exercise price of the replacement options will not be eligible for exchange;

•

be for a lesser number of shares. An eligible participant will receive one replacement stock option for every three eligible stock options surrendered pursuant to the Offer. The exchange ratio will be applied on a grant-by-grant basis. Replacement stock option grants calculated according to the exchange ratio will be rounded down to the nearest whole share on a grant-by-grant basis. Stock options for fractional shares will not be issued;

•

retain the same expiration date as the surrendered options (such date is referred to herein as the “regular expiration date”), subject to earlier expiration of the option upon termination of the service of the optionee;

•

be subject to a new vesting schedule. Regardless of the vested status of the eligible stock options surrendered pursuant to the Offer, no portion of the replacement stock options will be vested on the date of grant of the replacement stock options. The replacement stock options will be subject to a new vesting schedule, beginning on the replacement grant date, based upon the same vesting schedule as originally applied to the options that are being surrendered in the Offer. However, if the regular expiration date of the replacement stock options would occur prior to the replacement stock options becoming fully vested under the above schedule, vesting will be accelerated, such that 100% of the replacement stock options will fully vest as of 180 days prior to the regular expiration date of the replacement stock options, subject to the optionee’s continued service with us through such date. For example, if the options that you elect to exchange in the Offer were initially subject to a four year quarterly vesting schedule, the replacement stock options will vest in sixteen equal quarterly installments, with the first installment vesting 90 days after the replacement grant date, subject to your continued service with us on each such date. However, if the eligible options that you elect to exchange in the Offer were subject to a four year quarterly vesting schedule, but the replacement stock options will expire three years after the replacement grant date, then one-sixteenth (1/16) of your replacement stock options will vest in quarterly installments for approximately two and one-half (2½) years, and on the 180th day prior to the regular expiration date of your replacement options, the remainder of the replacement options will vest, subject to your continued service with us on such date. However, the vesting of your replacement options will not accelerate if the unvested portion expires earlier than the 180th day prior to the regular expiration date (e.g., pursuant to your termination of service with Rotech); and

•	be treated under U.S. Internal Revenue Code as non-qualified stock options, regardless of the tax status of the eligible options surrendered for exchange.

In addition to the new option exercise price and new vesting schedule, the terms and conditions of the replacement options will be governed by the terms and conditions of the Equity Plan and the stock option agreements entered into thereunder. Except as described in this Offer Information Document, the replacement stock options will be subject to the same terms and conditions of the eligible stock options surrendered in the Offer.

If you are eligible to participate, you may elect whether to exchange your eligible options on a grant-by-grant basis, exchanging all or none of the shares subject to any given eligible option grant. If you previously exercised a portion of an eligible option grant prior to the commencement of this Offer, only the portion of the option grant that has not yet been exercised will be eligible for exchange.

Shares of our common stock are quoted on the OTC Bulletin Board under the symbol “ROHI.OB.” On November 30, 2009, the closing sales price of our common stock as quoted on the OTC Bulletin Board was $0.47 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options. If the fair market value of our common stock increases before the replacement grant date, your stock options may be ineligible for exchange in this Offer.

See the section entitled Risk Factors for a discussion of risks and uncertainties that you should consider before surrendering your eligible stock options for exchange in the Offer.

You should direct any questions about the Offer or requests for assistance (including requests for additional copies of any Offer documents) by email to ExchangeOffer@rotech.com.

IMPORTANT

If you wish to elect to exchange your options, you must complete and submit the election form in accordance with its instructions no later than 5:00 p.m. U.S. Eastern Time on December 31, 2009, unless the Offer is extended.

Election forms must be submitted by emailing a scanned or pdf copy of the election form to ExchangeOffer@rotech.com. Rotech will send you a confirmation of your election to participate in the Offer by email or mail, in its discretion.

If your options are properly elected for exchange and accepted by us for exchange, you will receive a final confirmation notice promptly following the expiration of this Offer. The final confirmation notice will confirm that your options have been accepted for exchange and cancelled.

Although the Compensation Committee, pursuant to authority delegated to it by our Board, has approved this Offer, neither we nor our Board or Compensation Committee make any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision regarding whether to elect to exchange your options.

This Offer is not conditioned upon a minimum aggregate number of options being elected for exchange. This Offer is subject to certain conditions which we describe in Schedule A of the Offer Information Document and the terms described in this Offer.

WE ARE NOT MAKING THIS OFFER TO, NOR WILL WE ACCEPT ANY ELECTION TO EXCHANGE OPTIONS FROM OR ON BEHALF OF, OPTION HOLDERS IN ANY JURISDICTION IN WHICH THIS OFFER OR THE ACCEPTANCE OF ANY ELECTION TO EXCHANGE OPTIONS WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY OR DESIRABLE FOR US TO MAKE THIS OFFER TO OPTION HOLDERS IN ANY SUCH JURISDICTION.

ROTECH HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. ROTECH HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY ROTECH.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OR SERVICE OF ROTECH OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OR OTHER SERVICE RELATIONSHIP OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION. THE EMPLOYMENT BETWEEN ROTECH AND EACH EMPLOYEE REMAINS “AT WILL,” SUBJECT, IN CERTAIN JURISDICTIONS, TO APPLICABLE NOTICE REQUIREMENTS.

ROTECH RESERVES THE RIGHT TO AMEND OR TERMINATE THE EQUITY PLAN AT ANY TIME, AND THE GRANT OF AN OPTION UNDER THE EQUITY PLAN OR THIS OFFER DOES NOT IN ANY WAY OBLIGATE ROTECH TO GRANT ADDITIONAL OPTIONS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OFFER TO EXCHANGE OPTIONS IN ANY FUTURE YEAR. THE GRANT OF AN OPTION AND ANY FUTURE OPTIONS GRANTED UNDER THE EQUITY PLAN OR IN RELATION TO THIS OFFER IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY, OTHER THAN TO THE EXTENT REQUIRED BY LOCAL LAW.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Option Exchange. We urge you to read carefully the following questions and answers, as well as the remainder of this Offer Information Document and the election form. Where applicable, we have included section references to the remainder of this Offer Information Document where you can find a more complete description of the topics in this question and answer summary. Because each of you is in a different financial situation, we suggest that you consult with your personal financial and tax advisors before deciding whether to participate in the Option Exchange. Please review this summary term sheet and the remainder of this Offer Information Document to ensure that you are making an informed decision regarding your participation in the Option Exchange.

For your ease of use, the questions have been separated into three sections:

•	Questions about the design of the Option Exchange.

•	Questions about the administration and timing of the Option Exchange.

•	Other Important Questions.

QUESTIONS ABOUT THE DESIGN OF THE OPTION EXCHANGE

Q1. What is the Option Exchange?

The “Option Exchange” is a one-time offer by Rotech to allow eligible participants to exchange their outstanding options that have an exercise price equal to or greater than $14.00 per share for new options, which we refer to as replacement options. The Option Exchange will not be a one-for-one exchange. An eligible participant will receive one replacement stock option for every three eligible stock options surrendered pursuant to the Option Exchange. The replacement options will be granted on the date we cancel the options accepted for exchange, which will be the expiration date of this Offer. In addition to the new option exercise price and new vesting schedule, the terms and conditions of the replacement options will be governed by the terms and conditions of the Equity Plan and the stock option agreements entered into thereunder. (See Section 1 below for additional information.)

Q2. Why are we making this Offer?

Due to unique factors affecting our business, we have experienced a significant decline in our stock price over the last few years and our stock price remains at a low level compared to its historical price. As a result, all of the eligible stock options have exercise prices significantly above the recent trading prices of our common stock. Because of the continued challenges affecting our business, we believe these underwater stock options are no longer effective as incentives to retain and motivate our key contributors. We believe that many optionees perceive that these options have little or no value.

This Option Exchange is VOLUNTARY and will allow eligible participants to choose whether to keep their existing options at existing exercise prices and vesting schedules or to exchange those options for replacement options to be granted upon the cancellation of such existing options. We intend that this Option Exchange will enable the eligible participants to improve their overall position in their option holdings, but this cannot be guaranteed considering the ever-present risks associated with a volatile and unpredictable stock market. By making this Offer, we intend to provide the eligible participants with the compensatory benefit of owning options that over time may have a greater potential to increase in value. In addition, we intend to create better performance incentives for our key contributors to maximize stockholder value. (See Section 2 below for additional information.)

Q3. How does the Option Exchange work?

We are offering to exchange eligible outstanding options that have an exercise price equal to or greater than $14.00 per share for a predetermined number of replacement options, rounded down to the nearest whole share. The outstanding options that you hold give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price. Thus, when we use the term “option” in connection with this Offer, we refer to the actual options you hold to purchase our common stock and not our common stock underlying those options.

The option exchange will not be a one-for-one exchange. An eligible participant will receive one replacement stock option for every three eligible stock options surrendered pursuant to the Option Exchange. Replacement options will be granted at a per share exercise price equal to the fair market value of one share of our common stock on the replacement grant date, as determined by the Compensation Committee. Provided that our common stock is readily tradable on the OTC Bulletin Board during the five trading days immediately preceding the replacement grant date, we will determine the fair market value of our common stock for purposes of the exercise price based on the average of the closing prices of our common stock on the OTC Bulletin Board during such five day period. Participating in the Option Exchange requires an eligible participant to make a voluntary election to tender eligible options no later than 5:00 p.m. U.S. Eastern Time on December 31, 2009, unless this Offer is extended, after which time such election will be irrevocable.

Unless prohibited by law or applicable regulations, options accepted for exchange will be cancelled and new options will be granted under the Equity Plan. (See Sections 1, 7 and 10 below for more information.)

The replacement stock options will be subject to a new vesting schedule. Regardless of the vested status of the eligible stock options surrendered pursuant to the Offer, no portion of the replacement stock options will be vested on the date of grant of the replacement stock options. The replacement stock options will be subject to a new vesting schedule, beginning on the replacement grant date, based upon the same vesting schedule as originally applied to the options that are being surrendered in the Offer. However, if the regular expiration date of the replacement stock options would occur prior to the replacement stock options becoming fully vested under the above schedule, vesting will be accelerated, such that 100% of the replacement stock options will fully vest as of 180 days prior to the regular expiration date of the replacement stock options, subject to your continued service with us through such date. For example, if the options that you elect to exchange in the Offer were initially subject to a four year quarterly vesting schedule, the replacement stock options will vest in sixteen equal quarterly installments, with the first installment vesting 90 days after the replacement grant date, subject to your continued service with us on each such date. However, if the eligible options that you elect to exchange in the Offer were subject to a four year quarterly vesting schedule, but the replacement stock options will expire three years after the replacement grant date, then one-sixteenth (1/16) of your replacement stock options will vest in quarterly installments for approximately two and one-half (2 ½) years, and on the 180th day prior to the regular expiration date of your replacement options, the remainder of the replacement options will vest, subject to your continued service with us on such date. However, the vesting of your replacement options will not accelerate if the unvested portion expires earlier than the 180th day prior to the regular expiration date (e.g., pursuant to your termination of service with Rotech).

Q4. What options are eligible for the Option Exchange?

Options eligible for exchange are those that:

•	have an exercise price equal to or greater than $14.00 per share and greater than the fair market value of one share of our common stock on the replacement grant date; and

•	were granted under the Equity Plan.

(See Section 1 below for more information.)

Q5. Who is eligible to participate in the Option Exchange?

You are eligible to participate in the Option Exchange only if you:

•

were a member of Rotech’s Board or were employed by Rotech on December 2, 2009. To be an eligible participant, such persons must still be employed by us or providing services to us as a director through the grant date of the replacement options; and

•	hold at least one eligible option on December 2, 2009.

Q6. What if I leave Rotech before the replacement grant date?

If you are no longer employed by Rotech or providing services as a director to Rotech, whether voluntarily, involuntarily, before your replacement options are granted, you will not be able to participate in the Option Exchange.

ACCORDINGLY, IF YOU ARE NO LONGER EMPLOYED BY ROTECH OR PROVIDING SERVICES AS A DIRECTOR TO ROTECH AS DESCRIBED ABOVE ON THE REPLACEMENT GRANT DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THE OPTION EXCHANGE AND HAD TENDERED YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THE OPTION EXCHANGE. YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF TERMINATION OF YOUR SERVICE, YOU MAY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING YOUR TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED. (See Sections 1 and 5 below for additional information.)

Q7. Why can’t I just be granted additional options?

Because of the large number of eligible options, an additional grant of new options to all option holders would have a severe negative effect on the pool of shares available for future grant under our Equity Plan.

Q8. Why isn’t the exchange ratio set at one-for-one?

The exchange ratio was determined by the Compensation Committee, pursuant to authority delegated to it by the Board. The lower number of stock options granted at a lower exercise price, together with a new vesting requirement, represents a reasonable and balanced option exchange with the potential for a significant positive impact on retention, motivation and performance. As an eligible participant, you have the opportunity (and potential benefit) to replace your current “underwater” options with new options with an exercise price equal to the fair market value of one share of our common stock on the replacement grant date, as determined by the Compensation Committee. Provided that our common stock is readily tradable on the OTC Bulletin Board during the five trading days immediately preceding the replacement grant date, we will determine the fair market value of our common stock for purposes of the exercise price based on the average of the closing prices of our common stock on the OTC Bulletin Board during such five day period.

Q9. If I participate, what will happen to my exchanged options?

Options that you elect to exchange will be cancelled on the expiration date of this Offer, unless this Offer is extended. Cancelled options will be returned to the Equity Plan and will be available for new grants under the terms of the Equity Plan. (See Section 10 below for additional information.)

Q10. What happens to eligible options that I choose not to exchange or that you do not accept for exchange?

Eligible options that you choose not to exchange or that we do not accept for exchange remain outstanding and retain their existing terms, exercise prices and vesting schedules.

Q11. Am I eligible to receive future grants if I participate in the Option Exchange?

We intend to continue to review our equity-based incentive programs from time-to-time. As a result of this review, we may decide to grant eligible participants additional equity incentives. Participation or non-participation in the Option Exchange is not expected to affect your eligibility for future equity or other incentives.

Q12. What are the conditions to this Offer?

This Offer is subject to a number of conditions including the conditions described in Schedule A. This Offer is not conditioned upon a minimum aggregate of options being elected for exchange. (See Schedule A below for additional information.)

QUESTIONS ABOUT THE ADMINISTRATION AND TIMING OF THE OPTION EXCHANGE

Q13. How do I participate in this Offer?

If you currently hold outstanding options that are eligible for the Option Exchange, we will distribute to you a summary of your eligible options and instructions on how to submit your outstanding options for exchange.

To participate in the Offer, you must complete an election form in accordance with its instructions no later than 5:00 p.m. U.S. Eastern Time on December 31, 2009, unless the Offer is extended. Election forms must be submitted by emailing a scanned or pdf copy of the election form to ExchangeOffer@rotech.com.

Rotech will send you a confirmation of your election to participate in the Offer by email or mail, in its discretion.

If your options are properly elected for exchange and accepted by us for exchange, you will receive a final confirmation notice promptly following the expiration of this Offer. The final confirmation notice will confirm that your options have been accepted for exchange and cancelled.

Q14. How do I find out the details about my existing options?

Information on your eligible options will be provided to you with this Offer. In addition, you may email your inquiry to ExchangeOffer@rotech.com.

Q15. What is the deadline to elect to exchange?

The deadline to participate in this program is 5:00 p.m. U.S. Eastern Time on December 31, 2009, unless the Offer is extended. This means that your completed election form must be submitted before that time. We may, in our discretion, extend this Offer at any time, but we cannot assure you that this Offer will be extended or, if extended, for how long. If this Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. U.S. Eastern Time on the next U.S. business day following the previously scheduled expiration of this Offer. If this Offer is extended, you must deliver your election form before the extended expiration of this Offer.

We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept options properly and timely elected for exchange that are not validly withdrawn. Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept all options properly elected for exchange on the expiration date of this Offer. (See Section 3 below for additional information.)

Q16. What will happen if I do not turn in my election form by the deadline?

If you do not turn in your election form by the deadline, then you will not participate in the Option Exchange, and all options currently held by you will remain intact at their original price and original terms. (See Section 1 below for additional information.)

IF YOU FAIL TO TURN IN YOUR ELECTION FORM BY THE DEADLINE, YOU WILL NOT BE PERMITTED TO PARTICIPATE IN THE OPTION EXCHANGE.

Q17. During what period of time can I withdraw previously elected options?

You can withdraw or change your previously submitted election to exchange options at any time on or before 5:00 p.m. U.S. Eastern Time on December 31, 2009. If this Offer is extended beyond that time, you can withdraw or change your election at any time until the extended expiration of this Offer. To change your previously submitted election, you must submit a new election form either electronically or in paper form in the manner described above, and we must receive the change of election notice before the election deadline. To withdraw your previously submitted election, submit a new form that does not elect the option grants previously elected to be exchanged. You will receive confirmation by email or mail, in our discretion. It is your responsibility to confirm that we have received your correct election form before the deadline. In all cases, the last election form submitted and received prior to the deadline date will prevail. (See Section 4 below for additional information.)

AFTER THE DEADLINE TO WITHDRAW OR CHANGE YOUR EXECUTED ELECTION FORM HAS PASSED, YOU WILL NOT BE PERMITTED TO WITHDRAW OR CHANGE YOUR ELECTION.

Q18. Can I exchange the remaining portion of an option that I have already partially exercised?

Yes, any remaining outstanding, unexercised eligible options can be exchanged. If you have previously exercised a portion of your eligible options granted on a single grant date with the same grant number and at the same exercise price, only the portion of those options which have not yet been exercised will be eligible to be exchanged. The replacement option grant will only replace options that are cancelled upon the expiration of this Offer.

Q19. Can I select which portion of an option to exchange?

No. You cannot partially exchange an outstanding option. If you choose to exchange an option, all outstanding, unexercised options within that grant (that is, all outstanding options granted to you under the same grant number, on the same grant date and at the same exercise price) will be exchanged and cancelled.

Q20. Can I exchange both vested and unvested options?

Yes. You can exchange eligible options, whether or not they are vested. All replacement options will be unvested on the date of grant of the replacement options.

Q21. What will be my new option exercise price?

The exercise price for the replacement options will be the fair market value of one share of our common stock on the replacement grant date, as determined by the Compensation Committee. Provided that our common stock is readily tradable on the OTC Bulletin Board during the five trading days immediately preceding the replacement grant date, we will determine the fair market value of our common stock for purposes of the exercise price based on the average of the closing prices of our common stock on the OTC Bulletin Board during such five day period.

IF THE FAIR MARKET VALUE OF OUR COMMON STOCK INCREASES BEFORE THE REPLACEMENT GRANT DATE SUCH THAT THE EXERCISE PRICE OF YOUR STOCK OPTIONS EXCEEDS THE FAIR MARKET VALUE OF OUR COMMON STOCK ON THE REPLACEMENT GRANT DATE, YOUR STOCK OPTIONS WILL BE INELIGIBLE FOR EXCHANGE IN THIS OFFER. (See Sections 1 and 2 below for additional information.)

Q22. When will I be granted my replacement options?

We will grant the replacement options on the date we cancel options elected for exchange. If we cancel options elected for exchange on December 31, 2009, which is the expected expiration date of this Offer, the replacement grant date of the replacement options will also be December 31, 2009. If this Offer is extended beyond December 31, 2009, then the replacement options will be granted on the expiration date of the extended Offer. (See Section 7 below for more information.)

Q23. When will the replacement options vest?

The replacement stock options will be subject to a new vesting schedule. Regardless of the vested status of the eligible stock options surrendered pursuant to the Offer, no portion of the replacement stock options will be vested on the date of grant of the replacement stock options. The replacement stock options will be subject to a new vesting schedule, beginning on the replacement grant date, based upon the same vesting schedule as originally applied to the options that are being surrendered in the Offer. However, if the regular expiration date of the replacement stock options would occur prior to the replacement stock options becoming fully vested under the above schedule, vesting will be accelerated, such that 100% of the replacement stock options will fully vest as of 180 days prior to the regular expiration date of the replacement stock options, subject to the optionee’s continued service with us through such date. For example, if the options that you elect to exchange in the Offer were initially subject to a four year quarterly vesting schedule, the replacement stock options will vest in sixteen equal quarterly installments, with the first installment vesting 90 days after the replacement grant date, subject to your continued service with us on each such date. However, if the eligible options that you elect to exchange in the Offer were subject to a four year quarterly vesting schedule, but the replacement stock options will expire three years after the replacement grant date, then one-sixteenth (1/16) of your replacement stock options will vest in quarterly installments for approximately two and one-half (2 ½) years, and on the 180th day prior to the regular expiration date of your replacement options, the remainder of the replacement options will vest, subject to your continued service with us on such date. However, the vesting of your replacement options will not accelerate if the unvested portion expires earlier than the 180th day prior to the regular expiration date (e.g., pursuant to your termination of service with Rotech).

Vesting and exercise of replacement options are dependent upon continued employment with or service to Rotech through the applicable vesting date. In addition to the new option exercise price and new vesting schedule, replacement options are subject to the terms and conditions of the Equity Plan and the stock option agreements entered into thereunder and will be forfeited if not vested at the time of termination of service. Except as described in this Offer Information Document, the replacement stock options will be subject to the same terms and conditions of the eligible stock options surrendered in the Offer. (See Section 7 below for additional information.)

Q24. What will be the terms and conditions of my replacement options?

The terms and conditions of the replacement options granted under the Option Exchange will be governed by the terms and conditions of the Equity Plan and the stock option agreements entered into thereunder, with the new option exercise price and new vesting schedule of the option. You are encouraged to consult the Equity Plan for complete information about the terms of the replacement options, which is being provided to you. Except as otherwise provided in this Offer Information Document, each replacement option will have the same terms and conditions, including the same expiration date, as the applicable surrendered stock options. (See Section 7 below for additional information.)

Q25. What if my employment with or service to Rotech is terminated after the replacement options are granted?

If your employment with or service to Rotech is terminated for any reason after the replacement option has been granted, you will forfeit your replacement options that are unvested at the date of your termination. The time period, if any, following your termination within which you will be permitted to exercise your replacement stock options will be the same post-termination time period applicable under the surrendered stock options. (See Section 7 below for additional information.)

Q26. What happens if Rotech is subject to a change in control AFTER the replacement options are granted?

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of the Company, we are reserving the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board believes is in the best interest of our Company and our stockholders. It is possible that, after or prior to the grant of replacement options, we might effect or enter into an agreement, such as a merger or other similar transaction, in which the current share ownership of our Company will change such that a new group of stockholders has the number of votes necessary to control stockholder voting decisions. We refer to this type of transaction as a change in control transaction.

The replacement options will have same the vesting acceleration provisions upon a change in control as are applicable to the surrendered options. To obtain detailed change in control provisions governing your options, you can refer to the Equity Plan and the stock option agreement governing your eligible stock options.

Q27. What happens if Rotech is subject to a change in control BEFORE the replacement options are granted?

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of the Company, we are reserving the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board believes is in the best interest of our Company and our stockholders. This could include terminating your right to receive replacement options under this Offer. If we were to terminate your right to receive replacement options under this Offer in connection with such a transaction, you would not receive options to purchase securities of the acquiror or any other consideration for your tendered options. Instead, you would retain your original options subject to their original terms.

Any change in control transaction could have a substantial effect on our common stock price. Depending on the structure of such a transaction, the exercise price associated with the replacement options could be drastically affected. For example, if shares of our common stock were acquired in a cash merger, the fair market value of our common stock, and hence the price at which we grant the replacement options, would likely be a price at or near the cash price being paid for the common stock in the change in control transaction. As a result of such a transaction, it is possible that the exercise price of the replacement options may be more or less than you might otherwise anticipate. In addition, in the event of an acquisition of the Company for stock, tendering option holders might receive options to purchase shares of a different issuer. (See Section 2 below for additional information.)

Q28. Are there other circumstances where I would not be granted replacement options?

Yes. Even if we accept your tendered options, we will not grant replacement options to you if we are prohibited by applicable law or regulations from doing so, or until all necessary government approvals have been obtained. We will use reasonable efforts to avoid a prohibition, but if prohibited by applicable law or regulation on the expiration date of the offer, you will not be granted replacement options, if at all, until all necessary government approvals have been obtained. (See Section 11 below for additional information.)

Q29. After the replacement grant date, what happens if my options end up underwater again?

We are conducting this Offer at this time considering the substantial decline in our stock price relative to historic levels. This is a one-time offer that we do not expect to offer again in the future. The price of our common stock may appreciate over the long term, even if your options become underwater for a period of time after the replacement grant date. WE PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE. (See Section 2 below for additional information.)

OTHER IMPORTANT QUESTIONS

Q30. What are the tax consequences of my participation in the Option Exchange?

If you accept this Offer and reside and work in the United States, under current U.S. law, you will not recognize income for federal income tax purposes either at the time your exchanged options are cancelled or when the replacement options are granted. You should review these disclosures carefully before deciding whether or not to participate in the Offer. (See Section 12 below for additional information.)

Q31. How should I decide whether or not to participate?

The decision to participate must be each individual’s personal decision, and it will depend largely on each individual’s assumptions about the future overall economic environment, the performance of publicly traded stocks generally and our own common stock price and our business.

We understand that this will be a difficult decision for all eligible participants. THE OPTION EXCHANGE DOES CARRY CONSIDERABLE RISK, AND THERE ARE NO GUARANTEES OF OUR FUTURE COMMON STOCK PERFORMANCE OR THE PRICE OF OUR COMMON STOCK ON THE REPLACEMENT GRANT DATE. THE REPLACEMENT OPTIONS MAY BE UNDERWATER AT SOME POINT OR AT ALL TIMES FOLLOWING THE REPLACEMENT GRANT DATE. (See Section 15 below for additional information.)

Please also review the section entitled “Risk Factors” for a discussion of the risks of participating in the Option Exchange.

Q32. What do the officers and the members of our Compensation Committee and Board think of this Offer?

Although the Compensation Committee, pursuant to authority delegated to it by the Board, has approved this Offer, neither our officers nor the members of our Compensation Committee or Board make any recommendation as to whether you should elect to exchange or refrain from exchanging your options.

Q33. Who can I talk to if I have questions regarding the Option Exchange?

You should direct any questions about the Offer or requests for assistance (including requests for additional copies of any documents relating to this Offer) by email to ExchangeOffer@rotech.com.

RISK FACTORS

Participating in the Option Exchange involves a number of risks and uncertainties, including those described below. You should carefully consider these risks and uncertainties and the risk factors below. Based on the information currently known to us, we believe that the following information identifies the most significant risk factors affecting our company in each of these categories of risk. However, the risks and uncertainties our company faces are not limited to those described below. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. You are encouraged to consult your tax, financial and legal advisors before deciding to participate in the Option Exchange. The occurrence of any of the following risks could harm our business, financial condition, results of operations or growth prospects. Except with respect to our trademarks, the trademarks, trade names and service marks appearing in this Offer are the property of their respective owners.

Risks Related to the Option Exchange

If you exchange eligible stock options for replacement options in the Option Exchange and your employment or service with us terminates before the replacement options fully vest, you will forfeit any unvested portion of your replacement options.

If you elect to participate in the Option Exchange, the replacement options will be subject to a new vesting and exercisability schedule. Regardless of the vested status of the eligible stock options surrendered pursuant to the Offer, no portion of the replacement stock options will be vested on the date of grant of the replacement stock options. The replacement stock options will be subject to a new vesting schedule, beginning on the replacement grant date, based upon the same vesting schedule as originally applied to the options that are being surrendered in the Offer. However, if the regular expiration date of the replacement stock options would occur prior to the replacement stock options becoming fully vested under the above schedule, vesting will be accelerated, such that 100% of the replacement stock options will fully vest as of 180 days prior to the regular expiration date of the replacement stock options, subject to the optionee’s continued service with us through such date. For example, if the options that you elect to exchange in the Offer were initially subject to a four year quarterly vesting schedule, the replacement stock options will vest in sixteen equal quarterly installments, with the first installment vesting 90 days after the replacement grant date, subject to your continued service with us on each such date. However, if the eligible options that you elect to exchange in the Offer were subject to a four year quarterly vesting schedule, but the replacement stock options will expire three years after the replacement grant date, then one-sixteenth (1/16) of your replacement stock options will vest in quarterly installments for approximately two and one-half (2 ½) years, and on the 180th day prior to the regular expiration date of your replacement options, the remainder of the replacement options will vest, subject to your continued service with us on such date. However, the vesting of your replacement options will not accelerate if the unvested portion expires earlier than the 180th day prior to the regular expiration date (e.g., pursuant to your termination of service with Rotech).

Generally, if your employment or service with us terminates, your replacement options will cease vesting, and any unvested portion of your replacement options will be cancelled as of the date of your termination of service with us. Accordingly, if you exchange eligible stock options for replacement options in the Option Exchange and your employment or service with us terminates before the replacement options fully vest, you will forfeit any unvested portion of your replacement options even if the eligible stock options surrendered in the Exchange Offer were vested at the time of the exchange.

Nothing in the Option Exchange should be construed to confer upon you the right to remain an employee or director of Rotech. The terms of your employment or service with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed or retained until the replacement grant date or thereafter.

If the price of our common stock increases over time, the value of the replacement options that you receive in the Option Exchange may ultimately be less than the value of the eligible stock options that you surrendered in the exchange.

Pursuant to the Option Exchange, you will be issued a lesser amount of replacement options than the eligible stock options you surrender for exchange. Because you will receive a lesser amount of replacement options in the Option Exchange than the eligible stock options you surrender for exchange, it is possible that, at some point in the future, your surrendered eligible stock options would have been economically more valuable than the replacement options granted in the Option Exchange.

Risks Related to Our Liquidity, Financing, and Capital Structure

The crisis in the financial markets and sustained weakening of the economy could significantly impact our business and financial condition in ways that we currently cannot predict, and may further limit our ability to raise additional funds.

As widely reported, financial markets in the United States and the rest of the world have been experiencing extensive disruption recently, including, among other things, extreme volatility in security prices, as well as severely diminished liquidity and credit availability. In addition, the United States has entered into an economic recession which could, among other negative effects, increase unemployment and reduce expenditures from our customers. As a result, our ability to access the capital markets and raise funds required for our operations may be severely restricted at a time when we would like, or need, to do so, which could have an adverse effect on our ability to meet our current and future funding requirements and on our flexibility to react to changing economic and business conditions. The current economic and market conditions could also result in a decrease in the demand for our products and services. In addition, the disruption of the securities and credit markets could make it more difficult for us to complete a strategic transaction with a third party. We are not able to predict the likely duration and severity of the current disruption in financial markets and adverse economic conditions in the United States. However, if economic conditions continue to worsen, it is possible these factors could result in a decline in our future profitability and cash from operating activities.

We have substantial outstanding indebtedness, which continues to adversely affect our financial condition.

As of December 31, 2008, our total consolidated long-term debt (including current maturities) exceeds our total assets. The degree to which we are leveraged continues to have substantial negative consequences, because:

•

a substantial portion of our cash flow from operations is required to be dedicated to interest payments and therefore is not available for operations, working capital, capital expenditures, expansion, acquisitions, or general corporate or other purposes;

•	our existing credit agreement limits our ability to acquire businesses and incur indebtedness required to finance such acquisitions;

•

it could affect our ability to satisfy our obligations under our 9 1/2% senior subordinated notes due 2012, including our ability and our decision to make interest payments thereunder when due and payable;

•	we are more highly leveraged than our major national competitors, which places us at a competitive disadvantage;

•	it makes us more vulnerable in the event of a downturn in our business, our industry, or the economy in general; and

•	we are vulnerable to interest rate fluctuations because a portion of our debt is subject to variable interest rates.

The degree to which we are leveraged may also have substantial future negative consequences, because:

•	our ability to finance and consummate transactions that may be critical to our strategic and financial condition could be limited;

•	our ability to obtain additional financing in the future may be impaired; and

•	our flexibility in planning for, or reacting to, changes in our business and industry may be limited.

In addition, because our current term loan is a payment-in-kind term loan facility due 2011, accrued interest is added to the principal amount on each interest payment date, provided that we may, at our election, pay any such accrued interest in cash on such date. Our ability to make payments on and to refinance our debt will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, business, financial, competitive, legislative, regulatory and other factors that are beyond our control. We will likely need to refinance all or a portion of our debt, on or before maturity. We may not be able to refinance any of our debt, including our credit facility and our senior subordinated notes, on commercially reasonable terms or at all, in which case we may be required to consider all of our alternatives in restructuring our business and our capital structure, including filing for bankruptcy protection, which likely would result in our creditors receiving an amount that is less than the full amount of the debt owed them and the elimination of all value of our outstanding common stock.

We may need to pursue a strategic restructuring, refinancing or other transaction in order to preserve our long-term financial condition, and current market conditions could limit our ability to consummate such a transaction, which would likely have a material adverse effect on our financial condition.

Although we continue to explore various strategic transactions, such as an acquisition, debt exchange or repurchase, equity offering, or a combination of any such transactions, the current conditions of the capital markets may curb our ability to pursue such transactions. In the event that market conditions preclude our ability to consummate such a transaction, we may be required to consider additional alternatives in restructuring our business and our capital structure, including filing for bankruptcy protection, which likely would result in our creditors receiving an amount that is less than the full amount of the debt owed them and the elimination of all value of our outstanding common stock.

Our failure to comply with the financial covenants contained in our credit agreement would likely have a material adverse affect on our operating results and financial condition.

Our current credit agreement contains certain financial covenants, including requirements regarding certain specified minimum thresholds for EBITDA (i.e., earnings before interest, taxes, depreciation and amortization). Failure to comply with covenants contained in our current Credit Agreement could, under certain circumstances, result in the termination of commitments by lenders, declarations that all outstanding borrowings, together with accrued interest and other fees, be immediately due and payable, lenders could elect to exercise control over our cash through their rights under the deposit account and control agreement, and foreclosure proceedings could be instituted against those assets that secure the borrowings under our credit agreement. Furthermore, in the event that lenders caused all outstanding amounts with respect to the credit agreement debt to be due and payable immediately, would simultaneously result in a cross default under the indenture governing our 9 1/2% senior subordinated notes. If accelerated, upon an event of default, our assets and cash flow would be insufficient to fully repay borrowings under our outstanding debt instruments. We may not be able to refinance any of our debt, including the Senior Facility, on commercially reasonable terms or at all.

Failure to maintain current levels of collectibility of our accounts receivable likely would have a significant negative impact on our profitability and cash flow.

We derive a significant majority of our revenues from reimbursement by third-party payors. We accept assignment of insurance benefits from customers and, in most instances, invoice and collect payments directly from Medicare, Medicaid and private insurance carriers, as well as from customers under co-insurance provisions. Our financial condition and results of operations may be affected by the reimbursement process, which in the health care industry is complex and can involve lengthy delays between the time that services are rendered and the time that the reimbursement amounts are settled. Depending on the payor, we may be required to obtain certain payor-specific documentation from physicians and other health care providers before submitting claims for reimbursement. Certain payors have filing deadlines after which they will not pay submitted claims. As such, there can be no assurance that we will be able to maintain our current levels of collectibility or that third-party payors will not experience financial difficulties. We may be unable to collect our accounts receivable on a timely basis, which likely would result in a significant decline in our operating cash flows.

Trading on the OTC Bulletin Board may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is currently quoted on the OTC Bulletin Board, a service sponsored and operated by The Financial Industry Regulatory Authority (FINRA), which is an inter-dealer automated quotation system for equity securities not included in the NASDAQ Stock Market. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange like Amex. Accordingly, shareholders may have difficulty reselling any of the shares. In addition, as an OTC Bulletin Board listed company, we do not attract the extensive analyst coverage that accompanies companies listed on NASDAQ or any other regional or national exchange. Further, institutional and other investors may have investment guidelines that restrict or prohibit investing in securities traded in the over-the-counter market. These and other factors may have an adverse impact on the trading and price of our securities, and may make it difficult for our stockholders to sell their shares in the open market when eligible to do so.

The wide fluctuations in trading prices, as well as general economic, market and political conditions such as interest rate increases, recessions or military or political conflicts, may materially and adversely affect the market price of our common stock, thereby causing you to lose some or all of your investment.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations and FINRA’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 3a51-1 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, including Rule 15g-9, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors,” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock, and some investors may perceive our securities to be less attractive because they are traded in the over-the-counter market.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

A significant number of our outstanding shares of common stock are concentrated in a small number of stockholders which, acting together, could exercise significant influence over certain aspects of our business.

As of November 27, 2009, our four largest stockholders held in the aggregate approximately 43% of our outstanding common stock. These stockholders, acting together, could exercise significant influence on all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. In addition, any of these large stockholders acting independently could work to frustrate the majority.

Risks Related to Our Reliance on Medicare, Medicaid and Other Third-Party Reimbursement

Changes in the reimbursement methodology for oxygen equipment in use by a Medicare beneficiary are likely to have a material adverse effect on our revenues, profit margins, profitability, operating cash flows and results of operations.

The Deficit Reduction Act of 2005 (DRA) which was signed into law on February 8, 2006, has made certain changes to the way Medicare Part B pays for certain of our HME products, including oxygen and oxygen equipment. For oxygen equipment, prior to the DRA, Medicare made monthly rental payments indefinitely, provided medical need continued. The DRA capped the Medicare rental period for oxygen equipment at 36 months of continuous use, after which time ownership of the equipment would transfer to the beneficiary. For purposes of this cap, the DRA provides for a new 36-month rental period that began January 1, 2006 for all oxygen equipment. In addition to the changes in the duration of the rental period for capped rental items and oxygen equipment, the DRA permits payments for servicing and maintenance of the products after ownership transfers to the beneficiary.

On November 1, 2006, the Centers for Medicare & Medicaid Services (CMS) released a final rule to implement the DRA changes, which went into effect January 1, 2007. Under the rule, CMS clarified the DRA’s 36-month rental cap on oxygen equipment. CMS also revised categories and payment amounts for the oxygen equipment and contents during the rental period and for oxygen contents after equipment ownership by the beneficiary as described below. With the passage of the Medicare Improvement for Patients and Providers Act of 2008 (MIPPA) on July 15, 2008, transfer of title to oxygen equipment at the end of the 36-month rental cap was repealed, although the rental cap remained in place. Effective January 1, 2009, after the 36th continuous month during which payment is made for the oxygen equipment, the equipment is to continue to be furnished during any period of medical need for the remainder of the reasonable useful lifetime of the equipment. The reasonable useful lifetime for stationary or portable oxygen equipment begins when the oxygen equipment is first delivered to the beneficiary and continues until the point at which the stationary or portable oxygen equipment has been used by the beneficiary on a continuous basis for five years (60 months) provided there are no breaks in service due to medical necessity. Computation of the reasonable useful lifetime is not based on the age of the equipment. During the capped rental period from months 37 through 60 of continuous use, payment is made only for oxygen contents and for certain reasonable and necessary maintenance and servicing (for parts and labor not covered by the supplier’s or manufacturer’s warranty).

On October 30, 2008, CMS issued new oxygen payment rules and supplier responsibilities required by MIPPA. In the final rule, CMS determined that for liquid or gaseous oxygen equipment (stationary or portable), after the 36-month rental cap, there will be no additional Medicare payment for the maintenance and servicing of such equipment for the remainder of the useful lifetime of the equipment. CMS also determined that for 2009 only, Medicare will pay for in home, maintenance and servicing visits for oxygen concentrators and transfilling equipment every six months, beginning six months after the end of the 36-month rental cap. This payment will be made if the supplier visits the beneficiary’s home, performs any necessary maintenance and servicing, and inspects the equipment to ensure that it will function safely for the next six months. CMS also solicited public comments on whether to continue such maintenance and servicing payments after 2009. Finally, CMS clarified that though it retains title to the equipment, a supplier is required to continue to furnish needed oxygen equipment and contents for liquid or gaseous equipment after the 36-month rental cap until the end of the equipment’s reasonable useful lifetime. CMS determined the reasonable useful lifetime for oxygen equipment to be five years, computed based on the date the equipment is delivered to the beneficiary. On January 27, 2009, CMS posted further instructions on the implementation of the 36-month rental cap, including guidance on payment for oxygen contents after month 36 and the replacement of oxygen equipment that has been in continuous use by the patient for the equipment’s reasonable useful lifetime (as defined above). In accordance with these instructions, and consistent with the final rule published on October 30, 2008, suppliers may bill for oxygen contents on a monthly basis for after the 36-month rental cap, and the supplier can deliver up to a maximum of three months of oxygen contents at one time. Additionally, in accordance with these instructions, and consistent with the final rule published on October 30, 2008, we have begun the process to provide replacement equipment to our patients that exceed five years of continuous use.

The DRA and MIPPA oxygen provisions and related regulations represent a fundamental change in the Medicare payment system for oxygen. These provisions are complex, and are expected to result in profound changes in the provider-customer relationship for oxygen equipment and related services. The financial impact of the 36-month rental cap will depend upon a number of variables, including, (i) the number of Medicare oxygen customers reaching 36 months of continuous service, (ii) the number of patients receiving oxygen contents beyond the 36-month rental period and the coverage and billing requirements established by CMS for suppliers to receive payment for such oxygen contents, (iii) the mortality rates of patients on service beyond 36 months, (iv) the incidence of patients with equipment deemed to be beyond its reasonable useful life that may be eligible for new equipment and therefore a new rental episode and the coverage and billing requirements established by CMS for suppliers to receive payment for a new rental period, (v) any breaks in continuous use due to medical necessity and (vi) payment amounts established by CMS to reimburse suppliers for maintenance of oxygen equipment. We continue to evaluate these factors in order to determine the expected impact of the regulations, which we believe will have a material adverse effect on our revenues, operating income, cash flows and financial position in 2009 and beyond. We cannot predict the impact that any future rulemaking by CMS will have on our business. If payment amounts for oxygen equipment and contents are further reduced in the future, this could have a material adverse effect on our revenues, profit margins, profitability, operating cash flows and results of operations.

In addition, there continue to be several legislative initiatives at the federal and state levels affecting the payment for oxygen, oxygen equipment and related services. Currently pending at the federal level are a number of proposals in both the Senate and House of Representatives that would substantially change the way health care is financed by both governmental and private insurers. At this time, it is unclear whether the proposals will be adopted or, if adopted, what effect, if any, these or any other proposals would have on our business.

Recent regulatory changes subject the Medicare reimbursement rates for our equipment and services to additional reductions and to potential discretionary adjustment by CMS, which could reduce our revenues, net income and cash flows.

The Balanced Budget Act of 1997 (BBA) granted authority to the Secretary of the Department of Health and Human Services (DHHS) to increase or reduce the reimbursement for home medical equipment (HME), including oxygen, by up to 15% each year under an inherent reasonableness procedure. The regulation implementing the inherent reasonableness authority establishes a process for adjusting payments for certain items and services covered by Medicare Part B when the existing payment amount is determined to be grossly excessive or deficient. The final December 2005 regulation lists factors that may be used by CMS and its contractors (the Durable Medical Equipment Medicare Administrative Contractors or DME MACs) to determine whether an existing reimbursement rate is grossly excessive or deficient and to determine what a realistic and equitable payment amount is. Also, under the regulation, CMS and its contractors will not consider a payment amount to be grossly excessive or deficient and make an adjustment if they determine that an overall payment adjustment of less than 15% is necessary to produce a realistic and equitable payment amount. The implementation of the inherent reasonableness procedure itself does not trigger payment adjustments for any items or services and to date, no payment adjustments have occurred or been proposed under this inherent reasonableness procedure.

In addition to its inherent reasonableness authority, CMS reduced the reimbursement for HME to an amount based on the payment amount for the least costly alternative (LCA) treatment that met the Medicare beneficiary’s medical needs. LCA determinations have been applied to particular products and services by CMS and its contractors through the informal notice and comment process used in establishing local coverage policies for HME—a process not required for LCA determinations made on individual claims. Using either its inherent reasonableness authority or LCA determinations, CMS and its contractors may reduce reimbursement levels for certain items and services covered by Medicare Part B, including products and services we offer, which could have a material adverse effect on our revenues, profit margins, profitability, operating cash flows and results of operations. With respect to its LCA policies, on October 16, 2008, a U.S. District Court in the District of Columbia held that CMS did not have authority to implement LCA determinations in setting payment amounts for covered inhalation drugs. As a result, CMS contractors withdrew their LCA policy for DuoNeb that was scheduled to be implemented on November 1, 2008 (discussed in more detail below).

On April 10, 2008, the DME MACs issued a local coverage determination that would cause further reductions in payments for certain drugs. Specifically, effective for claims with dates of service on or after July 1, 2008, claims for non-compounded Levalbuterol and DuoNeb were to be paid based on the allowance for “the least costly medically appropriate alternative,” or LCA. For Levalbuterol, payment would be based on non-compounded Albuterol. Claims for DuoNeb would be based on the individual non-compounded unit dose vials of Albuterol and Ipratropium. However, on June 12, 2008, CMS instructed the DME MACs to withdraw the LCA policy for Levalbuterol until receipt of further guidance from CMS. On June 20, 2008, CMS delayed implementation of least costly alternative policies with respect to DuoNeb until November 1, 2008. Finally, after a court decision by the U.S. District Court for the District of Columbia, on October 27, 2008, the LCA determination with respect to DuoNeb was withdrawn. DHHS filed its notice of appeal on December 10, 2008. We cannot predict whether this court decision will be overturned or whether CMS or its contractors will continue to apply least costly alternative policies in the future to inhalation drugs or other HME products we offer to Medicare beneficiaries.

A significant percentage of our business is derived from the sale of Medicare-covered respiratory medications, and 2003 legislation imposed significant reductions in Medicare reimbursement for such inhalation drugs.

Historically, prescription drug coverage under Medicare has been limited to drugs furnished incident to a physician’s services and certain self-administered drugs, including inhalation drug therapies. Prior to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (MMA), Medicare reimbursement for covered Medicare Part B drugs, including inhalation drugs that we provide, was limited to 95 percent of the published average wholesale price (AWP) for the drug. The MMA established new payment limits and procedures for drugs reimbursed under Medicare Part B. Beginning in 2005, inhalation drugs furnished to Medicare beneficiaries were reimbursed at 106 percent of the volume-weighted average sales price (ASP) of the drug, as determined from data provided each quarter by drug manufacturers under a specific formula described in the MMA. Implementation of the ASP-based formula resulted in a dramatic reduction in payment rates for inhalation drugs in 2005 and beyond.

Furthermore, because the ASP amounts vary from quarter to quarter, changes in market forces influence the Medicare payment rate. In late 2006, the United States Food and Drug Administration approved a first-time generic formulation for DuoNeb. The introduction of this generic product into the market has contributed to the reduction of the ASP for DuoNeb from $1.079 in the fourth quarter of 2007 to $0.805 in the first quarter of 2008, $0.830 in the second quarter of 2008, $0.581 in the third quarter of 2008, $0.307 in the fourth quarter 2008 and $0.273 in the first quarter of 2009. The reduction in ASP for DuoNeb reduced our 2008 revenue by approximately $14.4 million. The impact of this reduction to our profit margins, profitability, operating cash flows and results of operations was partially mitigated through the dispensing of generic DuoNeb and changes in nebulizer medication product mix.

Recently enacted legislation will further affect Medicare reimbursement amounts for covered Medicare Part B drugs, including inhalation drugs that we provide, beginning April 1, 2008. The Medicare, Medicaid and State Children’s Health Insurance Program Extension Act of 2007 (SCHIP Extension Act) requires CMS to apply an alternative volume weighting computation to its calculation of ASP-based payment amounts. Implemented on April 1, 2008, the new calculation methodology resulted in lower reimbursement amounts for certain inhalation drugs. The SCHIP Extension Act also specifically lowers reimbursement for the inhalation drug Albuterol. The Congressional Budget Office (CBO) estimated that the provisions of the SCHIP Extension Act affecting Medicare Part B drug reimbursement would result in reductions in aggregate Medicare outlays for such drugs of $1.0 billion over five years and $2.6 billion over 10 years. The reimbursement rate for a single dose Albuterol was reduced from $1.105 in the first quarter of 2008 to $0.110 in the second quarter 2008, $0.100 in the third quarter and $0.110 in the fourth quarter of 2008 and first quarter of 2009. The reduction in the reimbursement in rate for single dose Albuterol reduced our 2008 revenue by approximately $8.0 million. Any further reductions the reimbursement rate for single dose Albuterol could have a material adverse effect on our revenues, profit margins, profitability, operating cash flows and results of operations.

Federal law establishing a competitive bidding process under Medicare could negatively affect our business and financial condition.

Recent legislation instructs CMS to establish and implement programs under which competitive bidding areas (CBAs) will be established throughout the United States for contract award purposes for the furnishing of competitively priced items of DME, including oxygen equipment. We had been awarded contracts for 9 of the 10 CBAs. On July 15, 2008, however, the United States Congress, following an override of a Presidential veto, enacted the Medicare Improvement for Patients and Providers Act of 2008 (MIPPA), which retroactively delayed the implementation of competitive bidding for eighteen months and terminates all existing contracts previously awarded. As discussed above, on January 16, 2009, CMS published an interim final rule with comment period (IFC) addressing the MIPPA provisions that affect round one of the competitive bidding program. The MIPPA changes that are addressed in this IFC do not alter the fundamental requirements of the final regulation for the competitive bidding program published on April 10, 2007. Until the competitive bidding program is implemented, those items selected for competitive acquisition for round one will be paid under the fee schedules, although, effective January 1, 2009, MIPPA decreased 2008 fee schedule payment amounts by 9.5 percent for product categories included in competitive bidding. Based on current product volumes, management estimates that MIPPA will negatively impact our annual revenue and net income by approximately $17.0 million commencing in 2009. Until such time that the bids are awarded and the associated fee schedules and participating providers are announced, we will not be able to determine the full impact of competitive bidding, nor can we predict at this time the effect the process will have on our ability to continue to provide products to Medicare beneficiaries.

Future reductions in reimbursement rates under Medicaid could negatively affect our business and financial condition.

Due to budgetary shortfalls, many states are considering, or have enacted, cuts to their Medicaid programs. These cuts have included, or may include, elimination or reduction of coverage for some or all of our equipment and services, amounts eligible for payment under co-insurance arrangements, or payment rates for covered items. Continued state budgetary pressures could lead to further reductions in funding for the reimbursement for our equipment and services which, in turn, could have a material adverse effect on our revenues, profit margins, profitability, operating cash flows and results of operations.

In addition to cost containment initiatives associated with Medicare and Medicaid, we are affected by continuing efforts by private third-party payors to control their costs. If we lower our prices due to pricing pressures from private third-party payors, then our results of operations and financial condition would likely deteriorate.

Private payors continually seek to control the cost of providing health care services through direct contracts with health care providers, increased oversight and greater enrollment of patients in managed care programs and preferred provider organizations. These private payors are increasingly demanding discounted fee structures and the assumption by the health care provider of all or a portion of the financial risk. Reimbursement payments under private payor programs may not remain at current levels and may not be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs, and we may suffer deterioration in pricing flexibility, changes in payor mix and growth in operating expenses in excess of increases in payments by private third-party payors. We may be compelled to lower our prices due to increased pricing pressures, which could cause our results of operations and financial condition to deteriorate.

Proposed surety bond requirements could result in significant additional cost in operating our business.

On January 2, 2009, CMS published a final rule, effective March 3, 2009, requiring all HME suppliers, except those that are government operated, to obtain and furnish a surety bond to the National Supplier Clearinghouse, the Medicare contractor responsible for enrollment, for each Medicare supplier number held. This final rule was published to implement the surety bond requirements under the BBA. In accordance with this final rule, all HME providers will be required to post a $50,000 surety bond in order to continue as a Medicare supplier. Existing HME providers are required to comply with this requirement by October 2, 2009, while newly enrolling suppliers must meet this requirement by May 4, 2009. The surety bond requirement is designed to limit the Medicare program risk from fraudulent equipment suppliers and help to ensure that those suppliers who remain in the program furnish only items to Medicare beneficiaries that are considered reasonable and necessary from legitimate HME suppliers. Suppliers who have had certain adverse legal actions imposed against them in the past may also be required to post a higher bond amount. We obtained surety bonds October 1, 2009 in the face amount of $22.5 million covering all of our NPI numbers at each of our locations.

On January 6, 2009, Rep. Clifford Stearns (R-FL) introduced a bill in the House of Representatives (H.R. 203: Medicare Fraud Prevention Act of 2009) to increase the surety bond requirement to $500,000. While this bill has not yet been voted on by the House, we cannot predict the outcome of this or any future legislation. To the extent we are unable to obtain surety bonds for our operating locations or to the extent that the issuing surety requires substantial collateral, these surety bond requirements could have a material adverse effect on our business, revenues, profit margins, profitability, operating cash flows and results of operations.

Risks Related to Our Compliance with Federal and State Regulatory Agencies, as well as Accreditation Standards

Our pharmacy locations and operations are subject to extensive regulation by state and federal authorities and there can be no assurance that we are fully compliant with such regulations.

Under state law, our pharmacy locations must be licensed as in-state pharmacies to dispense pharmaceuticals in the relevant state of location. We deliver pharmaceuticals from our pharmacy location in Kentucky to customers in 47 states, and, where required by state pharmacy law, we must obtain and maintain licenses from each state to which we deliver such pharmaceuticals. We are therefore subject to state boards of pharmacy laws and regulations in nearly all jurisdictions where we do business. These laws can vary significantly from state to state and, while we continuously monitor state activities and changes in the law, there can be no assurance that we are fully compliant with all laws and regulations that may apply to our pharmacy operations in particular jurisdictions. Many states enforce their pharmacy laws through periodic facility inspections. State authorities may also raise inquiries or complaints regarding our pharmacy practices in connection with the renewal of our license in a particular state or for other reasons. Failure to comply with applicable state regulatory requirements can result in enforcement action, including fines, revocation, suspension or failure to renew our state pharmacy licenses, injunctions, seizures, and civil or criminal penalties.

Our business, including our participation in the Medicare and Medicaid program, is subject to extensive laws and government regulations. Failure by us to comply with these laws and regulations could subject us to severe sanctions and have a significant negative impact on our operations.

We are subject to stringent laws and regulations at both the federal and state levels, including:

•	billing practices including substantiation and record keeping requirements;

•	prohibitions on fraud and abuse, kickbacks, rebates and fee splitting;

•	licensing and certification requirements;

•	confidentiality, privacy and security issues in connection with medical records and patient information;

•	relationships with physicians and other referral sources;

•	operating policies and procedures;

•	qualifications of health care and support personnel;

•	quality of durable medical equipment and other medical equipment;

•	handling, distribution and disposal of pharmaceutical products and medical waste;

•	quality assurance; and

•	occupational safety.

Existing United States laws governing Medicare and state health care programs such as Medicaid, as well as similar laws enacted in many states, impose a broad variety of prohibitions on soliciting, receiving, offering or paying, directly or indirectly, any form of remuneration, payment or benefit for the referral of a patient for services or products reimbursable by Medicare or a state health care program. The federal government has published regulations that provide exceptions or “safe harbors” for business transactions that will be deemed not to violate these prohibitions. Violation of these prohibitions may result in civil and criminal penalties and exclusion from participation in Medicare and state health care programs.

The federal and state Stark Laws impose a broad range of restrictions upon referring physicians (and their immediate family) and providers of certain designated health services under Medicare and state health care programs, including restrictions on financial relationships between the referring physicians and the providers of the designated health care services. Services that we provide are classified as designated health services and fall within the regulatory scope of the Stark Laws. Significant criminal, civil and administrative penalties may be imposed for violation of these laws.

We are also subject to strict licensing and safety requirements by the federal government and many states. Furthermore, many state laws prohibit physicians from sharing professional fees with non-physicians and prohibit non-physician entities, such as us, from practicing medicine and from employing physicians to practice medicine.

In addition, both federal and state government agencies have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of health care companies, as well as their executives and managers. These investigations relate to a wide variety of matters, including referral and billing practices.

Further, amendments to the False Claims Act have made it easier for private parties to bring “qui tam” whistleblower lawsuits against companies. Some states have adopted similar state whistleblower and false claims provisions.

The Office of the Inspector General of the DHHS and the Department of Justice (DOJ) have, from time to time, established national enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Some of our activities could become the subject of governmental investigations or inquiries. In 2002, we entered into a settlement agreement with the DOJ and the DHHS to settle claims against Rotech Medical Corporation relating to certain Medicare and Medicaid billings. In addition, we or our executives could be included in other governmental investigations or named as defendants in private litigation, resulting in adverse publicity against us.

In February of 2007, a representative from the California Department of Health Services (the “Department”) conducted surveys at our Forest City and Napa, California locations. Each location is licensed by the Department as a “Home Medical Device Retailer” and as such, must comply with certain statutes under the California Health and Safety Code (the “Code”). The Department’s representative alleged that each location was in violation of certain sections of the Code. In the Napa location, an embargo notice was also issued with respect to the dispensing of legend items. Certain legend items were erroneously dispensed during the embargo resulting in an additional notice of violation for the Napa location. The embargo was lifted by the Department after immediate corrective actions were taken. On October 3, 2007, a representative of the Department conducted a follow-up inspection of the Napa location and found no deficiencies. In late 2008, the Company closed both the Napa and Foster City locations.

If we fail to comply with the laws and regulations relevant to our business, we could be subject to civil and/or criminal penalties, demands from the government for refunds or recoupment of amounts previously paid to us by the government, facility shutdowns and possible exclusion from participation in federal health care programs such as Medicare and Medicaid, any of which could have a significant negative impact on our operations. Some statutory and regulatory provisions, principally in the area of billing, have not been interpreted by the courts and may be interpreted or applied in a manner that might adversely affect us. Changes in health care laws or new interpretations of existing laws may have a dramatic effect on our business and results of operations.

Lack of accreditation of our operating locations or failure to meet government standards for coverage could result in a decline in our revenues.

Currently, all of our operating locations are accredited by the Joint Commission (formerly referred to as the Joint Commission on the Accreditation of Healthcare Organizations). If future reviews by the Joint Commission do not result in continued accreditation of our operating locations, we would likely experience a decline in our revenues. Further, under the MMA, any entity or individual that bills Medicare for home medical equipment and certain supplies and has a supplier number for submission of claims must be accredited as meeting quality standards issued by CMS as a condition of receiving payment from the Medicare program. The standards for HME suppliers consist of business-related standards, such as financial and human resources management requirements, which are applicable to all HME suppliers, and product-specific quality standards, and which focus on product specialization and service standards. The product-specific standards address several of our products, including oxygen and oxygen equipment, CPAP and power and manual wheelchairs and other mobility equipment. We have revised our policies and procedures to ensure compliance in all material respects with the quality standards.

The MMA also authorizes CMS to establish clinical conditions for payment for home medical equipment. These clinical conditions for payment could limit or reduce the number of individuals who can sell or provide our products and could restrict coverage for our products. Some clinical conditions have been implemented, such as the requirement for a face-to-face visit by treating physicians for beneficiaries seeking power mobility devices. In addition, because we have Medicare supplier numbers and are subject to any clinical conditions for payment, our failure to meet such conditions could affect our ability to bill and, therefore, could have a material adverse effect on our business, revenues, profit margins, profitability, operating cash flows and results of operations. At this time, we cannot predict the full impact that the clinical conditions will have on our business.

We are subject to periodic audits by governmental and private payors.

We are subject to periodic audits by Medicare and Medicaid programs, and the oversight agencies for these programs have rights and remedies they can assert against us if they determine we have overcharged the programs or failed to comply with program requirements. These agencies could seek to require us to repay any overcharges or amounts billed in violation of program requirements, or could make deductions from future amounts otherwise due to us from these programs. We could also be subject to fines, criminal penalties or program exclusions. Private payors also reserve rights to conduct audits and make monetary adjustments. See “Business—Government Regulation” for a discussion of recent efforts by government payors to reduce health care costs.

Our medical gas facilities and operations are subject to extensive regulation by federal and state authorities and there can be no assurance that our medical gas facilities will achieve and maintain compliance with such regulations.

We currently have approximately 160 medical gas facilities in 40 states subject to federal and state regulatory requirements. Our medical gas facilities and operations are subject to extensive regulation by the Food and Drug Administration (FDA) and other federal and state authorities. The FDA regulates medical gases, including medical oxygen, pursuant to its authority under the federal Food, Drug and Cosmetic Act (FFDCA). Among other requirements, the FDA’s current Good Manufacturing Practice (cGMP) regulations impose certain quality control, documentation and recordkeeping requirements on the receipt, processing and distribution of medical gas. Further, in each state in which we do business, our medical gas facilities are subject to regulation under state health and safety laws, which vary from state to state. The FDA and state authorities conduct periodic, unannounced inspections at medical gas facilities to assess compliance with the cGMP and other regulations, and we expend significant time, money and resources in an effort to achieve substantial compliance with the cGMP regulations and other federal and state law requirements at each of our medical gas facilities. There can be no assurance, however, that these efforts will be successful and that our medical gas facilities will achieve and maintain compliance with federal and state law regulations. Our failure to achieve and maintain regulatory compliance at our medical gas facilities could result in enforcement action, including warning letters, fines, product recalls or seizures, temporary or permanent injunctions, or suspensions in operations at one or more locations, and civil or criminal penalties which would materially harm our business, financial condition and results of operations.

Compliance with regulations under the federal Health Insurance Portability and Accountability Act of 1996 and related rules (“HIPAA”) relating to the transmission and privacy of health information could impose additional significant costs on our operations.

Numerous federal and state laws and regulations, including HIPAA, govern the collection, dissemination, use and confidentiality of patient-identifiable health information. HIPAA requires us to comply with standards for the use and disclosure of health information within our company and with third parties. HIPAA also includes standards for common health care electronic transactions and code sets, such as claims information, plan eligibility, payment information and the use of electronic signatures, and privacy and electronic security of individually identifiable health information. Each set of HIPAA regulations requires health care providers, including us, in addition to health plans and clearinghouses, to develop and maintain policies and procedures with respect to protected health information that is used or disclosed.

If we do not comply with existing or new laws and regulations related to patient health information, we could be subject to criminal or civil sanctions. New health information standards, whether implemented pursuant to HIPAA or otherwise, could have a significant effect on the manner in which we handle health care related data and communicate with payors, and the cost of complying with these standards could be significant.

Risks Related to Operational and Financial Performance

Inability to maintain significant vendor relationships could result in a significant disruption in our business, materially adversely affect our results of operations and result in an inability to serve our patients if we lose these relationships.

We currently have certain critical vendor relationships. Although we have been able to maintain such relationships without material interruption in the past, there can be no assurance that such relationships will continue. Should any of these vendors elect not to provide services, equipment, inhalation drugs or supplies to us, there would likely be a significant disruption to our business, a material adverse effect on our revenues, profit margins, profitability, operating cash flows and results of operations and an inability to serve our patients until such time as a replacement vendor could be identified. This would likely occur if there is a deterioration or perceived deterioration in our financial position, including our standing with respect to our senior subordinated debt. Moreover, there can be no assurance that the pricing structure that we currently enjoy would be matched by a replacement vendor. Additionally, any future issues with liquidity, debt covenant compliance or declines in our results of operations, could adversely impact our ability to leverage our purchasing activities with new or existing vendors.

We depend on ground transportation to deliver medical equipment and if fuel prices increase significantly, our results of operations could be adversely affected.

We depend on ground transportation to deliver medical equipment to our customers. Fuel prices have fluctuated significantly in recent years. Fuel prices and availability of all petroleum products are subject to political, economic and market factors that are beyond our control. An increase in fuel prices, as was experienced in the latter half of 2008, could additionally adversely affect our results of operations. We have not experienced a lack of available fuel but could be adversely impacted if a fuel shortage were to develop. The total impact of higher energy prices on other nonfuel-related expenses is difficult to ascertain. We cannot predict future fuel price fluctuations or the impact of higher energy prices on other cost elements. Depending upon the rates of these changes and the impact on costs in other fuel- and energy-related areas, our profit margins, profitability, operating cash flows and results of operations could be further impacted.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business, operating results and stock price.

Effective internal control over financial reporting is necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our business and operating results could be harmed. The Sarbanes-Oxley Act of 2002, as well as related rules and regulations implemented by the SEC, have required changes in the corporate governance practices and financial reporting standards for public companies. These laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002, have increased our legal and financial compliance costs and made many activities more time-consuming and more burdensome. The costs of compliance with these laws, rules and regulations have adversely affected our financial results. Moreover, we run the risk of non-compliance, which could adversely affect our financial condition or results of operations or the trading price of our stock.

We have in the past discovered, and may in the future discover, areas of our internal control over financial reporting that need improvement. We have devoted significant resources to remediate any deficiencies we have discovered and improve our internal control over financial reporting. Based upon management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2008, management concluded that our internal control over financial reporting was effective as of such date. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal control over financial reporting could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

If we do not enhance and maintain effective and efficient information systems, then our operations may be disrupted and our anticipated operating efficiency may not be realized.

Our operations are dependent on the enhancement and uninterrupted performance of our information systems. Failure to enhance and maintain reliable information systems or disruptions in our information systems could cause disruptions in our business operations, including billing and collections, loss of existing patients and difficulty in attracting new patients, patient and payor disputes, regulatory problems, increases in administrative expenses or other adverse consequences, any or all of which could disrupt our operations and prevent us from achieving operating efficiency.

Increases in our costs could erode our profit margins and substantially reduce our net income and cash flows.

Cost containment in the health care industry, fuelled, in part, by federal and state government budgetary shortfalls, is likely to result in constant or decreasing reimbursement amounts for our equipment and services. As a result, we must control our operating cost levels, particularly labor and related costs. We compete with other health care providers to attract and retain qualified or skilled personnel. We also compete with various industries for lower-wage administrative and service employees. Since reimbursement rates are established by fee schedules mandated by Medicare, Medicaid and private payors, we are not able to offset the effects of general inflation in labor and related cost components, if any, through increases in prices for our equipment and services. Consequently, such cost increases could erode our profit margins and reduce our net income.

We may write off additional intangible assets.

As a result of the implementation of “fresh-start” reporting during 2002, the assets and liabilities of Rotech Medical Corporation were revalued, which resulted in approximately $692.2 million of reorganization value in excess of fair value of identifiable assets-goodwill.

Due to an overall decline in our profitability which resulted primarily from a series of decreases in Medicare reimbursement rates, and the resulting decline in our market capitalization, we have fully written off the $692.2 million of reorganization value in excess of fair value of identifiable assets-goodwill through non-cash goodwill impairment charges of $529.0 million for the year ended December 31, 2006 and $163.2 million for the year ended

December 31, 2008. Other goodwill represents the excess of cost over fair value of assets acquired and liabilities assumed of purchased operations. In addition, we wrote off the balance of our other goodwill, $48.4 million, during 2008 resulting in a total impairment charge of $207.0 million for the year ending December 31, 2008. Any future acquisitions by us will likely result in the recognition of additional intangible assets.

On an ongoing basis, we evaluate whether facts and circumstances indicate any impairment of value of intangible assets. If we determine that a significant impairment has occurred, we would be required to write-off the impaired portion of the unamortized intangible assets, which could have a material adverse effect on our results of operations in the period in which the write-off occurs.

We may be subject to claims arising from investigations and legal proceedings, which could have a significant negative impact on our results of operations and profitability.

The nature of our business subjects us to investigations and litigation in the ordinary course of our business. In addition, we are from time to time involved in other legal proceedings. While management does not believe that any lawsuit we (or our predecessor) are a party to, if resolved adversely, would have a material adverse affect on our financial condition or results of operations, investigations and litigation could arise in the future which could have a significant negative impact on our results of operations and profitability. Further, since the date of confirmation of the plan of reorganization, we have not and our predecessor has not received any correspondence from a state challenging the pre-petition discharge of claims.

If the coverage limits on our insurance policies are inadequate to cover our liabilities or our insurance costs continue to increase, then our financial condition and results of operations would likely decline.

Participants in the health care industry, including us, are subject to substantial claims and litigation in the ordinary course, often involving large claims and significant defense costs. As a result of the liability risks inherent in our lines of business we maintain liability insurance intended to cover such claims. Our insurance policies are subject to annual renewal. The coverage limits of our insurance policies may not be adequate, and we may not be able to obtain liability insurance in the future on acceptable terms or at all. In addition, we have been advised by our insurance broker that our insurance premiums will be subject to increases in the future, which increases may be material. If the coverage limits are inadequate to cover our liabilities or our insurance costs continue to increase, then our financial condition and results of operations would likely decline.

In the event that we acquire companies, we may incur unknown liabilities for their past practices, we may be unable to successfully integrate such companies into our operations and our results of operations could deteriorate.

If we acquire additional companies, there can be no assurance that we will be able to integrate such companies successfully or manage our expanded operations effectively and profitably. The process of integrating newly acquired businesses may be costly and disruptive. Our operational, financial and management systems may be incompatible with or inadequate to cost-effectively integrate and manage the acquired systems. As a result, billing practices could be interrupted and cash collections on the newly acquired business could be delayed pending conversion of patient files onto our billing systems and receipt of appropriate licensures and provider numbers from government payors. The integration may place significant demands on our management, diverting their attention from our existing operations. If we are not successful in integrating acquired businesses, our results of operations would likely decline.

We may acquire businesses with unknown or contingent liabilities, including liabilities for failure to comply with health care laws and regulations. We have policies to conform the practices of acquired facilities to our standards and applicable law and generally intend to seek indemnification from prospective sellers covering these matters. We may, however, incur material liabilities for past activities of acquired businesses.

Risks Related to Competition and Referral Sources

If we lose relationships with managed care organizations and other third-party payors, then we could lose access to patients and our revenue would likely decline.

Managed care organizations and other third-party payors have continued to consolidate in order to enhance their ability to influence the delivery of health care services and to build volume that justifies discounted prices. Consequently, the health care needs of a large percentage of the United States population are now provided by a small number of managed care organizations and third-party payors. These organizations, including the Veterans

Administration, generally enter into service agreements with a limited number of providers for needed services. To the extent such organizations terminate agreements with us and/or engage our competitors, our business could be materially adversely affected. If we lose relationships with managed care organizations and other third-party payors, including the Veterans Administration, then we could lose access to patients and our revenue would likely decline.

If we fail to cultivate new or maintain established relationships with the physician referral sources, then our revenues may decline.

Our success, in part, is dependent upon referrals and our ability to maintain good relations with physician referral sources. Physicians referring patients to us are not our employees, and are free to refer their patients to our competitors. If we are unable to successfully cultivate new referral sources and maintain strong relationships with our current referral sources, then our revenues may decline.

We experience competition from numerous other home medical equipment providers, and this competition could result in deterioration in our revenues and business.

The home medical equipment market is highly competitive and divided among a large number of providers, some of which are national providers but most of which are either regional or local providers. Home respiratory companies compete primarily on the basis of service rather than price since reimbursement levels are established by Medicare and Medicaid or by the individual determinations of private health plans. Our ability to compete successfully and to increase our referrals of new customers are highly dependent upon our reputation within each local health care market for providing responsive, professional and high-quality service, a professional staff with clinical and technical expertise and achieving strong customer satisfaction.

Some of our competitors may now or in the future have greater financial or marketing resources than we do. Our largest national home medical equipment provider competitors are Apria Healthcare Group, Inc., Lincare Holdings, Inc., American Home Patient, Inc., Praxair, Inc. and Walgreens Co. The rest of the market consists of several medium-size competitors, as well as hundreds of smaller companies with under $5 million in estimated annual revenues. Many of the smaller, owner-operated home medical equipment providers may have a higher level of service quality that is difficult to replicate. There are relatively few barriers to entry in local home health care markets. The competitive nature of the home medical equipment environment could result in deterioration in our revenues and our business.

Risks Related to Recruiting, Hiring and Retaining Qualified Employees and Directors

We are highly dependent on our key personnel.

Our performance is substantially dependent on the performance and continued efforts of our senior management team. The loss of the services of any of our executive officers or other key employees could result in a decline in our business, results of operations and financial condition. In particular, the loss of the services of our Chief Executive Officer, Philip L. Carter, could have a material adverse effect on our business and results of operations. Our future success is dependent on the ability of our managers and sales personnel to manage and promote our business, operations and growth. Any inability to manage our operations effectively could have a material adverse effect on our business, sales, results of operations and financial condition.

If we are not able to hire qualified management and other personnel, or if costs of compensation or employee benefits increase substantially, then our ability to deliver equipment and services effectively could suffer and our profitability would likely decline.

The success of our business depends upon our ability to attract and retain highly motivated, well-qualified management and other personnel. Our highest cost is in the payment of salaries to our approximately 3,800 full time employees. We face significant competition in the recruitment of qualified employees. If we are unable to recruit or retain a sufficient number of qualified employees, or if the costs of compensation or employee benefits increase substantially, our ability to deliver services effectively could suffer and our profitability would likely decline. Further, in the event that our business operations or financial condition further deteriorate, we may not be able to maintain or recruit critical employees.

We may be unable to recruit independent individuals to serve as members of our Board of Directors.

Our Board is currently comprised of five members. Due to our current financial condition and the regulatory environment in which we operate, we may be unable to recruit independent individuals to serve on our Board if required.

THIS OFFER

1. Eligibility; Number of Options; Expiration Time.

Upon the terms and subject to the conditions of this Offer as set forth in this Offer Information Document, this “Option Exchange” constitutes our offer to exchange existing “eligible options,” as defined below, for replacement options to purchase common stock, and that are properly elected for exchange and not validly withdrawn in accordance with Section 4 of this Offer before the “expiration time,” as defined below.

Options eligible for the Option Exchange (“eligible options”) are those that:

•	have an exercise price equal to or greater than $14.00 per share and greater than the per share exercise of the replacement options; and

•	were granted under the Equity Plan.

You are eligible to participate in the Option Exchange only if you:

•

were a member of Rotech’s Board or were employed by Rotech on December 2, 2009. To be an eligible participant, such persons must remain employed by us or providing services as a director through the grant date of the replacement options; and

•	hold at least one eligible option on December 2, 2009 (these persons are referred to as “eligible participants”).

The outstanding options that you hold under the Equity Plan give you the right to purchase our common stock once you exercise those options by paying the applicable exercise price. Thus, when we use the term “option” in connection with this Offer, we refer to the actual options you hold to purchase our common stock and not the shares underlying those options.

If you elect to exchange options you will not be eligible to receive replacement options unless you continue to be employed by or providing services to Rotech through the grant date of the replacement options.

ACCORDINGLY, IF YOU ARE NOT AN EMPLOYEE OR DIRECTOR OF ROTECH AS DESCRIBED ABOVE ON THE DATE WE GRANT THE REPLACEMENT OPTIONS, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THE OFFER AND HAD TENDERED YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THE OFFER. INSTEAD, YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF TERMINATION OF YOUR SERVICE, YOU MAY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED.

If you are eligible and choose to participate, you may only elect to exchange options (the terms “option” or “options” refer to an entire option grant, defined as options not yet exercised that were granted on a single grant date with the same grant number and at the same exercise price) under the Equity Plan that have an exercise price equal to or greater than $14.00 per share and greater than the per share exercise price of the replacement options. If you have previously exercised a portion of your options granted on a single grant date with the same grant number and at the same exercise price, only the portion of options that have not yet been exercised will be eligible to be exchanged in this program.

If you properly tender your eligible options and such tendered options are accepted for exchange, the tendered options will be cancelled and, subject to the terms of this Offer, you will be entitled to receive replacement options. The option exchange will not be a one-for-one exchange. An eligible participant will receive one replacement stock option for every three eligible stock options surrendered pursuant to the option exchange. The exchange ratio will be applied on a grant-by-grant basis. Replacement option grants calculated according to the exchange ratio will be rounded down to the nearest whole share on a grant-by-grant basis. Stock options for fractional shares will not be issued.

Unless prevented by law or applicable regulations, eligible options granted under the Equity Plan and exchanged for replacement options will be replaced with options granted under the Equity Plan. The replacement option will have a new exercise price, new vesting schedule, and will cover a fewer number of shares of our common stock. The other terms and conditions of the replacement options will be governed by the terms and conditions of the Equity Plan and the stock option agreements entered into thereunder. All replacement options will be non-qualified stock options, regardless of the tax status of the eligible options surrendered for exchange.

All replacement options will be granted with an exercise price per share equal the fair market value of one share of our common stock on the replacement grant date, as determined by the Compensation Committee. Provided that our common stock is readily tradable on the OTC Bulletin Board during the five trading days immediately preceding the replacement grant date, we will determine the fair market value of our common stock for purposes of the exercise price based on the average of the closing prices of our common stock on the OTC Bulletin Board during such five day period.

The term “expiration time” means 5:00 p.m. U.S. Eastern Time on December 31, 2009, unless and until we, in our discretion, extend the period of time during which this Offer will remain open, in which event the term “expiration time” refers to the latest time and date at which this Offer, as so extended, expires. See Section 13 of this Offer Information Document for a description of our rights to extend, delay, terminate and amend this Offer.

For purposes of this Offer, a “business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2. Purpose of this Offer.

We granted the options outstanding under the Equity Plan to promote our long-term growth and success and the creation of stockholder value by giving our key contributors a stake in the growth and success of our Company.

All of the outstanding that are eligible for exchange in this Offer, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current and recent trading prices of our common stock. We believe these options are unlikely to be exercised in the foreseeable future and therefore do not serve their original purpose. By making this Offer to exchange outstanding options for replacement options that will have a per share exercise price equal to the per share fair market value of our common stock on the replacement grant date, we intend to provide the eligible participants with the compensatory benefit of holding options that over time may have a greater potential to increase in value. In addition, we intend to create better performance incentives for our key contributors to maximize stockholder value. THERE IS NO GUARANTEE THAT THE INTENDED BENEFITS OF THE OPTION EXCHANGE WILL BE REALIZED CONSIDERING THE EVER-PRESENT RISKS ASSOCIATED WITH A VOLATILE AND UNPREDICTABLE STOCK MARKET.

We may engage in transactions in the future that could significantly change our structure, ownership, organization or management or the make-up of our Board and that could significantly affect the price of our common stock. If we engage in such a transaction or transactions prior to the date we grant the replacement options, our common stock price could increase (or decrease). The exercise price of any replacement options granted to you in return for options you elect to exchange will be the fair market value of one share of our common stock on the replacement grant date, as determined by the Compensation Committee. Provided that our common stock is readily tradable on the OTC Bulletin Board during the five trading days immediately preceding the replacement grant date, we will determine the fair market value of our common stock for purposes of the exercise price based on the average of the closing prices of our common stock on the OTC Bulletin Board during such five day period. If the per share fair market value of our common stock, as so determined, increases above the exercise price of your stock options, as of the replacement grant date, your stock options will be ineligible for exchange in this Offer.

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we are reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board believes is in the best interest of our Company and our stockholders. This could include terminating your right to receive replacement options under this Offer. If we were to terminate your right to receive replacement options under this Offer in connection with such a transaction, eligible participants who have exchanged options for cancellation pursuant to this Offer would not receive options to purchase securities of the acquiror or any other consideration for their options elected for exchange. Instead, your original options will remain outstanding pursuant to their original terms.

Subject to the foregoing, and except as otherwise disclosed in this Offer or in our annual, quarterly and current reports, our proxy statements and our other filings with the SEC, as of the date hereof, we have no plans, proposals or negotiations that relate to or would result in:

•

any extraordinary transaction, such as a merger, reorganization or liquidation, involving us; provided that we may pursue acquisitions or investments in new or complementary products, technologies and businesses;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend rate or policy;

•

any change in our present Board or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing Board vacancies or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act; or

•	any change in our certificate of incorporation, bylaws, or any actions which could impede the acquisition of control of us by any person.

NEITHER WE NOR OUR BOARD OR COMPENSATION COMMITTEE MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION PROVIDED IN CONNECTION WITH THIS OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

3. Procedures for Electing to Exchange Options.

Proper Exchange of Options. If you currently hold eligible options, you will receive information about your eligible options and provide instructions on how to submit your outstanding options for exchange. This information will be mailed or emailed to you.

If you wish to elect to exchange your options, you must complete and submit the election form in accordance with its instructions no later than 5:00 p.m. U.S. Eastern Time on December 31, 2009, unless the Offer is extended. Election forms must be submitted by emailing a scanned or pdf copy of the election form to ExchangeOffer@rotech.com. Rotech will send you a confirmation of your election to participate in the Offer by email or mail, in its discretion.

If your options are properly elected for exchange and accepted by us for exchange, you will receive a final confirmation notice promptly following the expiration of this Offer. The final confirmation notice will confirm that your options have been accepted for exchange and cancelled.

If you do not submit your election form by the expiration of this Offer, then you will not participate in the Option Exchange, and all options currently held by you will remain intact at their original price and with their original terms.

IT IS YOUR RESPONSIBILITY TO ALLOW SUFFICIENT TIME TO ENSURE TIMELY SUBMISSION OF YOUR ELECTION TO US.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the tender of options for exchange. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. We also reserve the right, in our discretion, to waive any of the conditions of this Offer or any defect or irregularity in any election. If we waive any of the conditions of this Offer we will do so for all option holders. No election to exchange options will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither Rotech nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer. OUR ACCEPTANCE OF THE OPTIONS THAT YOU ELECT TO EXCHANGE PURSUANT TO THIS OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THIS OFFER.

Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after the expiration of this Offer all properly elected options that have not been validly withdrawn.

4. Withdrawal Rights.

You can only withdraw your elected options in accordance with the provisions of this Section 4.

You can withdraw your elected options at any time on or before the expiration time. If the expiration time is extended by us, you can withdraw your elected options at any time until the extended expiration of this Offer.

In addition, although we intend to accept all validly tendered options immediately after the expiration of this Offer, if we have not accepted your options by January 29, 2010, which is 40 business days after the commencement of this Offer, you may withdraw your tendered options at any time thereafter.

To validly withdraw elected options, you must submit a new election form in the manner described above that does not select to exchange eligible options previously elected to be exchanged that you no longer want to exchange. We must RECEIVE the new election form before the expiration time.

Providing us with a properly completed new election form that indicates that option grants that were previously selected for exchange are withdrawn and submitting such new election form in the same manner as your original election form will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your new election form indicating the withdrawal of your elected options before the expiration time. If you elect to withdraw options, you must withdraw all or none of your eligible options on a grant-by-grant basis.

You cannot rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of this Offer unless you properly re-elect to exchange those options before the expiration time by following the procedures described in Section 3.

Neither Rotech nor any other person is obligated to give notice of any defects or irregularities in any election withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices or elections of withdrawal. Our determination of these matters will be final and binding.

5. Acceptance of Options for Exchange and Grant of Replacement Options.

Upon the terms and subject to the conditions of this Offer, including those conditions listed on Schedule A, and promptly following the expiration of this Offer, we will accept for exchange and cancel options that are properly elected for exchange and not validly withdrawn before the expiration time. Once your options have been accepted for exchange, you will receive a confirmation notice promptly following the expiration of this Offer confirming that your options have been accepted for exchange and cancelled.

If your options are properly elected for exchange and accepted by us, we will cancel your options on the expiration date of this Offer, and you will be granted replacement options on the same date.

If you are no longer an employee or director of Rotech, whether voluntarily or involuntarily, before your replacement options are granted, you will not be able to participate in the Option Exchange.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE PARTICIPANT ON THE DATE WE GRANT THE REPLACEMENT OPTIONS, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THE OPTION EXCHANGE AND HAD TENDERED YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THE OPTION EXCHANGE. INSTEAD, YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF TERMINATION OF YOUR SERVICE, YOU MAY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING YOUR TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED.

For purposes of this Offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn when we give written notice to the option holders of our acceptance for exchange of such options; such notice may be given by press release, email or letter. Subject to our rights to extend, terminate and amend this Offer, we currently expect that you will receive your replacement option as promptly as practicable after the replacement grant date.

6. Price Range of Common Stock Underlying the Options.

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “ROHI.OB.” Previously, our common stock was quoted on the Nasdaq Stock Market. The following table shows the quarterly highest and lowest bid prices per share of our common stock as quoted on the OTC Bulletin Board or the Nasdaq Stock Market, as applicable, on any trading day during the respective quarter.

	HIGH	LOW
Fiscal Year Ended December 31, 2007
First Quarter	$3.73	$1.30
Second Quarter	$1.85	$1.05
Third Quarter	$1.44	$0.80
Fourth Quarter	$1.22	$0.37
Fiscal Year Ended December 31, 2008
First Quarter	$0.89	$0.25
Second Quarter	$0.34	$0.07
Third Quarter	$0.14	$0.05
Fourth Quarter	$0.11	$0.02
Fiscal Year Ending December 31, 2009
First Quarter	$0.20	$0.02
Second Quarter	$0.21	$0.08
Third Quarter	$0.69	$0.10
Fourth Quarter (through November 23, 2009)	$0.55	$0.30

As of November 30, 2009, the last reported sale price of our common stock, as reported by the OTC Bulletin Board, was $0.47 per share. As of September 30, 2009, 25,505,270 shares of our common stock were issued and outstanding.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS. THE EXERCISE PRICE OF THE REPLACEMENT OPTION WILL BE THE FAIR MARKET VALUE OF OUR COMMON STOCK ON THE REPLACEMENT GRANT DATE, AS DETERMINED BY OUR COMPENSATION COMMITTEE. PROVIDED THAT OUR COMMON STOCK IS READILY TRADABLE ON THE OTC BULLETIN BOARD DURING THE FIVE TRADING DAYS IMMEDIATELY PRECEDING THE REPLACEMENT GRANT DATE, WE WILL DETERMINE THE FAIR MARKET VALUE OF OUR COMMON STOCK FOR PURPOSES OF THE EXERCISE PRICE BASED ON THE AVERAGE OF

THE CLOSING SALE PRICES OF OUR COMMON STOCK ON THE OTC BULLETIN BOARD DURING SUCH FIVE DAY PERIOD.

7. Source and Amount of Consideration; Terms of Replacement Options.

Consideration. We will grant replacement options, subject to applicable laws and regulations, to purchase common stock under the Equity Plan in exchange for outstanding eligible options properly elected for exchange and accepted by us. The number of shares of common stock subject to the replacement options to be granted to each option holder will be determined pursuant to the established exchange ratios described above, subject to adjustments in accordance with the terms of the Equity Plan for any share splits, share dividends and other events affecting the common stock.

We will not grant any replacement options to purchase fractional shares. Instead, if the exchange ratio yields a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each option on a grant-by-grant basis.

Terms of Replacement Options. The terms of the replacement options are expected to be substantially similar to the related tendered options cancelled in the exchange, except that:

•	the replacement options will be granted on the date that the tendered options are cancelled;

•

the exercise price of the replacement option will be equal to the fair market value of one share of our common stock on the replacement grant date, as determined by our Compensation Committee. Provided that our common stock is readily tradable on the OTC Bulletin Board during the five trading days immediately preceding the replacement grant date, we will determine the fair market value of our common stock for purposes of the exercise price based on the average of the closing prices of our common stock on the OTC Bulletin Board during such five day period;

•	each replacement option will have the same expiration date as the applicable surrendered stock options;

•

replacement options will be subject to a new vesting schedule. Regardless of the vested status of the eligible stock options surrendered pursuant to the Offer, no portion of the replacement stock options will be vested on the date of grant of the replacement stock options. The replacement stock options will be subject to a new vesting schedule, beginning on the replacement grant date, based upon the same vesting schedule as originally applied to the options that are being surrendered in the Offer. However, if the regular expiration date of the replacement stock options would occur prior to the replacement stock options becoming fully vested under the above schedule, vesting will be accelerated, such that 100% of the replacement stock options will fully vest as of 180 days prior to the regular expiration date of the replacement stock options, subject to the optionee’s continued service with us through such date. For example, if the options that you elect to exchange in the Offer were initially subject to a four year quarterly vesting schedule, the replacement stock options will vest in sixteen equal quarterly installments, with the first installment vesting 90 days after the replacement grant date, subject to your continued service with us on each such date. However, if the eligible options that you elect to exchange in the Offer were subject to a four year quarterly vesting schedule, but the replacement stock options will expire three years after the replacement grant date, then one-sixteenth (1/16) of your replacement stock options will vest in quarterly installments for approximately two and one-half (2 ½) years, and on the 180th day prior to the regular expiration date of your replacement options, the remainder of the replacement options will vest, subject to your continued service with us on such date. However, the vesting of your replacement options will not accelerate if the unvested portion expires earlier than the 180th day prior to the regular expiration date (e.g., pursuant to your termination of service with Rotech);

•	all replacement options will be non-qualified stock options, regardless of the tax status of the eligible options surrendered for exchange; and

•

an eligible participant will receive one replacement stock option for every three eligible stock options surrendered pursuant to the Offer. The exchange ratio will be applied on a grant-by-grant basis. Replacement option grants calculated according to the exchange ratio will be rounded down to the nearest whole share on a grant-by-grant basis. Stock options for fractional shares will not be issued.

The other terms and conditions of the replacement options will be governed by the terms and conditions of the Equity Plan and the stock option agreements entered into thereunder. Except as described in this Offer Information Document, the replacement stock options will be subject to the same terms and conditions as the eligible stock options surrendered in the Offer. The terms and conditions of your existing options are set forth in the Equity Plan and the stock option agreement governing such options. The description of the replacement options set forth herein is only a summary of some of the material provisions of the Equity Plan, but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the Equity Plan. Information regarding the Equity Plan may be found in the registration statements on Form S-8. Copies of the Equity Plan are available upon request via email at ExchangeOffer@rotech.com. Copies will be provided promptly at our expense.

Exercise. Generally, you may exercise the vested portion of your replacement option at any time prior to the expiration of the replacement options. If, however, your service with Rotech terminates prior to any portion of your replacement option becoming vested, you will not be able to exercise any unvested portion of your replacement option.

U.S. Federal Income Tax Consequences. You should refer to Section 12 for a discussion of the material U.S. federal income tax consequences of the replacement options, as well as the consequences of accepting or rejecting the replacement options under this Offer.

Registration of Option Shares. All common stock issuable upon exercise of options under the Equity Plan, including the shares that will be issuable upon exercise of all replacement options, have been registered under the Securities Act of 1933, as amended (the “Securities Act”) on one or more registration statements on Form S-8 filed with the SEC.

IMPORTANT NOTE. THE STATEMENTS IN THIS OFFER CONCERNING THE EQUITY PLAN AND THE REPLACEMENT OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE EQUITY PLAN. PLEASE CONTACT US AT EXCHANGEOFFER@ROTECH.COM TO RECEIVE A COPY OF ANY PLAN.

8. Information Concerning Rotech.

We are one of the largest providers of home medical equipment and related products and services in the United States, with a comprehensive offering of respiratory therapy and durable home medical equipment and related services. We provide home medical equipment and related products and services principally to older patients with breathing disorders, such as chronic obstructive pulmonary diseases (COPD), which include chronic bronchitis, emphysema, obstructive sleep apnea and other cardiopulmonary disorders. We provide equipment and services in 48 states through approximately 450 operating locations located primarily in non-urban markets.

We face significant financial and Medicare reimbursement related challenges that continue to negatively affect our financial position. We anticipate that we will continue to face such challenges in the near and long-term future. Most of these difficulties result from our highly leveraged capital structure, while others are the result of significant Medicare reimbursement reductions applicable to our industry, as well as current conditions in the capital markets. In light of these challenges, our operational focus is on reducing our cost structure while maintaining internal growth and seeking opportunities to gain market share through selective equipment purchases from competitors exiting the home medical equipment market.

At September 30, 2009, we had approximately $513.2 million of long-term debt outstanding. Our highly leveraged position increases the risk that a substantial downturn in operating cash flows, including as a result of adverse regulatory changes, could jeopardize our ability to service our debt payment obligations as discussed below. We continue to face the risk of future material adverse regulatory changes, similar to those experienced over the past several years. Although, based upon current conditions, we believe that the cash generated from our operations and cash balances will be sufficient to meet our working capital, capital expenditure and other cash needs during the next twelve months, we believe that a strategic transaction may be necessary to reduce our debt burden, strengthen our long-term operating and financial conditions, and strengthen our competitive position. Such a transaction could take the form of an acquisition, debt exchange or repurchase, equity offering, or any combination thereof. If our efforts are not successful, we may be required to consider additional alternatives in restructuring our business and our capital structure as our long-term debt matures beginning in September 2011, including filing for bankruptcy protection, which likely would result in our creditors receiving an amount that is less than the full amount of the debt owed them and the elimination of all value of our outstanding common stock. The recent disruptions in the securities markets will likely make it more difficult for us to complete a strategic transaction in the near future.

Financial Information. The financial information included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 are incorporated herein by reference. Attached as Schedule C to this Offer Information Document is a summary of our financial statements from our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009. Please see Section 15 below of this Offer Information Document for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Book Value. We had a book value per share of $(10.73) on September 30, 2009 (calculated using the book value of $(273,670,000), divided by the number of outstanding shares of 25,505,270 as of September 30, 2009).

Ratio of Earnings to Fixed Charges. Our ratio of earnings to fixed charges for the year ended December 31, 2007 was 0.13. Our ratio of earnings to fixed charges for the year ended December 31, 2008 was (3.12). Our ratio of earnings to fixed charges for the quarter ended September 30, 2009 was 0.65.

9. Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning the Options.

A list of our directors and executive officers is attached to this Offer Information Document as Schedule B. Our directors and executive officers are eligible to participate in this Option Exchange.

As of November 24, 2009, our executive officers and directors (7 persons) as a group held options outstanding under the Equity Plan to purchase a total of approximately 2,749,000 shares of our common stock. This number represented approximately 59.02% of the shares subject to all options outstanding under the Equity Plan as of that date.

Except for outstanding options to purchase common stock and restricted stock granted from time to time to certain of our employees (including executive officers), contractors and non-employee directors pursuant to our equity compensation plans and trading plans adopted under Rule 10b5-1 by certain of our executive officers, and except as otherwise set forth in this Offer and Offer Information Document, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Subject to an Amended and Restated Registration Rights Agreement that we entered into on June 21, 2002 with Oaktree Capital Management, LLC and General Electric Capital Corporation (each of Oaktree Capital Management, LLC and General Electric Capital Corporation, an “Investor” and collectively with their successors and permitted assigns, the “Investors”), we agreed to prepare and file a shelf registration statement for an offering of the Registrable Securities, defined as Common Stock issued to the Investors pursuant to our predecessor’s Plan of Reorganization, to be made on a continuous basis not later than 30 days following the receipt of a request to that effect from an Investor. The Agreement also provides that we will prepare and file registration statements for the Registrable Securities upon the initial and subsequent requests of the Investors, subject to certain thresholds with respect to the ownership of Investors making the requests and the amount of Registrable Securities.

The following table sets forth the beneficial ownership of the Company’s executive officers and directors of options outstanding as of November 24, 2009. The percentages in the table below are based on the total number of outstanding options to purchase our common stock, which was 4,727,750 as of November 24, 2009.

Name of Beneficial Owner	Positions and Offices Held	Number of Options Beneficially Owned	Percentage of All Outstanding Options Beneficially Owned
Philip L. Carter	President, Chief Executive Officer, and Director	1,500,000	31.73%
Michael R. Dobbs	Chief Operating Officer	800,000	16.92%
Steven P. Alsene	Chief Financial Officer and Treasurer	310,000	6.56%
Arthur J. Reimers	Director and Chairman of the Board of Directors	48,000	1.02%
James H. Bloem	Director	15,000	0.32%
Edward L. Kuntz	Director	38,000	0.80%
Arthur Siegel	Director	38,000	0.80%

The following is a list of the common stock and option transactions involving our executive officers and directors during the sixty (60) days prior to and including December 2, 2009: All stock purchases were effected through a broker.

•	On November 10, 2009, Mr. Alsene acquired 13,750 shares of common stock at a price of $0.50 per share.

•

On November 10, 2009, Mr. Bloem was granted 8,000 shares of restricted stock under the Company’s Amended and Restated Nonemployee Director Restricted Stock and Stock Option Plan (the “Director Equity Plan”).

•	On November 10, 2009, Mr. Carter acquired 20,000 shares of common stock at a price of $0.50 per share.

•	On November 10, 2009, Mr. Dobbs acquired 13,750 shares of common stock at a price of $0.50 per share.

•

On November 10, 2009, Mr. Kuntz was granted 8,000 shares of restricted stock under the Director Equity Plan. On November 10, 2009, Mr. Kuntz also acquired 50,000 shares of common stock in multiple transactions at a weighted average price of $0.499 per share. On November 25, 2009, Mr. Kuntz also acquired 50,000 shares of common stock in multiple transactions at a weighted average price of $0.525 per share. On November 27, 2009, Mr. Kuntz authorized the transfer of 100,000 shares of common stock to the Kuntz 2009 Gift Trust.

•

On November 10, 2009, Mr. Reimers was granted 12,000 shares of restricted stock under the Director Equity Plan. On November 11, 2009, Mr. Reimers acquired 75,000 shares of common stock in multiple transactions at a weighted average price of $0.541 per share. On November 17, 2009, Mr. Reimers acquired 50,000 shares of common stock at a price of $0.50 per share. On November 19, 2009, Mr. Reimers acquired 18,035 shares of common stock at a price of $0.45 per share. On November 25, 2009, Mr. Reimers acquired 50,000 shares of common stock in multiple transactions at a weighted average price of $0.543 per share. On November 27, 2009, Mr. Reimers acquired 253 shares of common stock at a price of $0.42 per share.

•	On November 10, 2009, Mr. Siegel was granted 8,000 shares of restricted stock under the Director Equity Plan.

Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Rotech, or to our knowledge, by any executive officer, director or affiliate of Rotech.

10. Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

Options we acquire pursuant to this Offer will be cancelled promptly following the expiration of this Offer, and the common stock subject to those options will be returned to the pool of shares available for the grant of equity awards under the Equity Plan. To the extent such shares are not fully reserved for issuance upon exercise of the replacement options to be granted in connection with this Offer, the shares will be available for future awards to directors, employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the OTC Bulletin Board or any other securities quotation system or stock exchange on which our common stock is then quoted or listed.

We account for our share-based awards pursuant to the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R). Under SFAS 123R, we will continue to be obligated to recognize expense for unvested awards based on the original grant date fair value of such awards. In addition, we expect to recognize the incremental compensation cost, if any, of the new option awards granted in the Option Exchange. The incremental compensation cost will be measured as the excess, if any, of the fair value of each new option award granted to eligible participants in exchange for surrendered options, measured as of the date such awards are granted, over the fair value of the original option grant surrendered in exchange for such awards, measured immediately before the exchange. The incremental expense plus the unrecognized compensation expense from the original awards before modification will be recognized over the service period of the newly-issued awards.

11. Agreements; Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of replacement options as contemplated by this Offer. If any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, is required for the acquisition or ownership of our options and a procedure for obtaining such approval or other action is practically available, as contemplated herein, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options or not accept options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept options tendered for exchange and to issue replacement options for options tendered for exchange is subject to conditions, including the conditions described in Schedule A.

We may be prohibited by applicable laws or regulations from granting replacement options on the date that we cancel the eligible options accepted for exchange. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the expiration date of this Offer, then we will grant the replacement options some time in the future, if at all, and you will not receive any other consideration for the options that you tendered for exchange. YOU SHOULD NOTE THAT IF THE FAIR MARKET VALUE OF OUR COMMON STOCK HAS INCREASED, THE NEW EXERCISE PRICE OF THE REPLACEMENT OPTIONS MAY BE HIGHER THAN THE OPTIONS ELECTED FOR EXCHANGE.

12. Material U.S. Federal Income Tax Consequences.

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of the material U.S. federal income tax consequences of participating in this Offer for those eligible participants subject to U.S. federal income tax. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

The discussion below is based upon provisions of the Internal Revenue Code of 1986, as amended, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. The federal, state and local tax consequences of each eligible participant will depend on that eligible participant’s individual circumstances.

If you are considering participating in this Offer, you should consult your own financial, legal and/or tax advisors concerning the federal, state and local tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

If you are an option holder who chooses to exchange outstanding eligible options for replacement options, you should not be required to recognize income for U.S. federal income tax purposes at the time of the acceptance and exchange of such options. We believe that the acceptance and exchange of options will be treated as a non-taxable event for you.

All replacement options will be non-qualified stock options, regardless of the tax status of the eligible options surrendered for exchange. Under current law, an option holder generally will not realize taxable income upon the grant of a non-qualified stock option. However, when an option holder exercises a non-qualified stock option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a non-qualified stock option generally will constitute wages for which withholding will be required.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares acquired upon exercise of a non-qualified option, any gain or loss is treated as capital gain or loss.

PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCES AND INDIVIDUAL FOREIGN JURISDICTIONS. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THE OFFER.

13. Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Schedule A has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open, and thereby delay the acceptance for exchange of any options, by giving oral or written notice of such extension to the option holders eligible to participate in the exchange or making a public announcement thereof.

We also expressly reserve the right, in our discretion, before the expiration time, to terminate or amend this Offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Schedule A by giving oral or written notice of such termination, amendment or postponement to the option holders eligible to participate in the exchange and making a public announcement thereof. We will return the options elected for exchange promptly after termination or withdrawal of an offer to exchange.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Schedule A has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer.

Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m. U.S. Eastern Time on the next U.S. business day after the last previously scheduled or announced expiration time. Any public announcement made pursuant to this Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish a notice or otherwise notify you of such action in writing after the date of such notice:

•	we increase or decrease the amount of consideration offered for the options;

•	we decrease the number of options eligible to be elected for exchange in this Offer; or

•

we increase the number of options eligible to be elected for exchange in this Offer by an amount that exceeds two percent of the common stock issuable upon exercise of the options that are subject to this Offer immediately prior to the increase.

If this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth U.S. business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 13 of this Offer Information Document, we will extend the Offer so that the Offer is open at least ten U.S. business days following the publication, sending or giving of notice.

14. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this Offer.

15. Additional Information.

We recommend that, in addition to this Offer Information Document and the election form, you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options and we are hereby incorporating such documents into this Offer by reference:

•	Rotech’s Annual Report on Form 10-K for the period ended December 31, 2008 (File No. 000-50940) filed with the SEC on March 6, 2009.

•

Rotech’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009 (File No. 000-50940) filed with the SEC on May 8, 2009, August 5, 2009 and November 5, 2009, respectively.

•	Rotech’s Current Reports on Form 8-K (File No. 000-50940) filed with the SEC on February 2, 2009 (other than the information contained in Item 2.02 thereof), August 14, 2009 and September 25, 2009.

•	Rotech’s definitive Proxy Statement for its 2009 Annual Meeting of Stockholders (File No. 000-50940) filed with the SEC on April 28, 2009.

•

The description of our common stock contained in Rotech’s Registration Statement on Form 8-A filed with the SEC on September 15, 2004, including any amendments or reports we file or have filed for the purpose of updating that description.

•

All documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

We further deem any statement contained in a document incorporated or deemed to be incorporated by reference in this Offer Information Document to be modified or superseded for the purposes of this Offer Information Document to the extent that a statement contained in this Offer Information Document or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Offer Information Document modifies or supersedes such statement. We will not deem any such statement so modified or superseded to constitute a part of this Offer Information Document except as so modified or superseded.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

100 F Street NE

Room 1580

Washington, D.C. 20549

You may obtain information on the operation of the public reference room by calling the SEC at (202) 551-8090.

Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.

Our common stock is quoted on the OTC Bulletin Board under the symbol “ROHI.OB.”

We will also provide, without charge, to each person to whom a copy of this Offer Information Document is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be sent via email to ExchangeOffer@rotech.com.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer Information Document, you should rely on the statements made in the most recent document.

The information contained in this Offer Information Document about Rotech should be read together with the information contained in the documents to which we have referred you.

16. Miscellaneous.

This Offer Information Document and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed in this Offer under “Risk Factors.”

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Offer.

We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this Offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU.

WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED HEREIN BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION

CONCERNING EXCHANGE OF OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Rotech Healthcare Inc.

December 2, 2009

SCHEDULE A

CONDITIONS OF THIS OFFER

Notwithstanding any other provision of this Offer, we will not be required to accept any options elected for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case subject to certain limitations, if at any time on or after December 2, 2009 and prior to the expiration of this Offer, currently scheduled to be 5:00 p.m. U.S. Eastern Time on December 31, 2009, any of the following events has occurred, or in our discretion, has been determined by us to have occurred, regardless of the circumstances giving rise thereto, other than acts or omissions to act by us:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the options elected for exchange pursuant to this Offer or the issuance of replacement options;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

•	make the acceptance for exchange of, or issuance of replacement options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

•	delay or restrict our ability, or render us unable, to accept for exchange or issue replacement options for some or all of the options elected for exchange; or

•	materially and adversely affect the business, condition (financial or otherwise), assets, income, operations, prospects or share ownership of Rotech;

(c) there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

•

any decrease of greater than 50% of the market price of our common stock or any change in the general political, market, economic or financial conditions in the United States or elsewhere that could have a material adverse effect on the business, condition (financial or otherwise), operations or prospects of Rotech or on trading in our common stock;

•	in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof; or

•

any decline in the Dow Jones Industrial Average, the Standard and Poor’s Index of 500 Companies or the Nasdaq-100 Index by an amount in excess of 10% measured during any time period after the close of business on December 2, 2009;

(d) there shall have occurred any change in generally accepted accounting principles which could or would require us for financial reporting purposes to record any unexpected compensation expense against our earnings in connection with this Offer;

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(e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•

any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before December 2, 2009;

•

any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before December 2, 2009 shall have acquired or proposed to acquire beneficial ownership of an additional 1% or more of the outstanding shares of common stock; or

•

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities;

(f) any change or changes shall have occurred in our business, condition (financial or otherwise), assets, income, operations, prospects or share ownership that, in our reasonable judgment, is having or may have a material adverse effect on us; or

The conditions to this Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration time. We may waive them, in whole or in part, at any time and from time to time prior to the expiration time, in our discretion, whether or not we waive any other condition to this Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Schedule A will be final and binding upon all persons.

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SCHEDULE B

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF

ROTECH HEALTHCARE INC.

The directors and executive officers of Rotech and their positions and offices as of November 24, 2009 are set forth in the following table:

NAME	POSITIONS AND OFFICES HELD
Philip L. Carter	President, Chief Executive Officer, and Director
Michael R. Dobbs	Chief Operating Officer
Steven P. Alsene	Chief Financial Officer and Treasurer
Arthur J. Reimers	Director and Chairman of the Board of Directors
James H. Bloem	Director
Edward L. Kuntz	Director
Arthur Siegel	Director

Unless otherwise noted, the address of each director and executive officer is: c/o Rotech Healthcare Inc., 2600 Technology Drive, Suite 300, Orlando, Florida 32804.

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SCHEDULE C

SUMMARY FINANCIAL STATEMENTS OF ROTECH HEALTHCARE INC.

Selected Financial Data

The following selected statement of operations data should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2008 incorporated by reference in this document from Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008, and our unaudited consolidated financial statements for the quarter ended September 30, 2009 incorporated by reference in this document from Part I, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. The statement of operations data for the years ended December 31, 2008 and 2007 have been derived from our audited financial statements incorporated by reference in this document. The statement of operations data for the quarters ended September 30, 2009 and September 30, 2008, and the balance sheet data as of September 30, 2009 and September 30, 2008 have been derived from our unaudited consolidated financial statements incorporated by reference in this document.

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Summary Financial Information for the Years Ended December 31, 2008 and 2007:

(dollars in thousands)	2008	2007
Statement of Operations Data:
Net revenues	$544,533	$559,354
Costs and expenses
Cost of net revenues	201,442	213,680
Provision for doubtful accounts	19,314	18,458
Selling, general and administrative	300,846	301,573
Depreciation and amortization(1)(2)	12,673	14,589
Goodwill impairment(3)	207,030	—
Legal settlement	—	3,450
Interest expense, net	48,691	46,606
Other (income) expense, net	(2,106)	(350)
Loss on debt extinguishment	—	12,171
Restructuring expense(4)	3,960	—
Total costs and expenses	791,850	610,177
(Loss) earnings before income taxes	(247,317)	(50,823)
Federal and state income tax (benefit) expense	(391)	(4,749)
Net (loss) earnings	$(246,926)	$(46,074)
Basic and diluted net loss applicable to common stockholders per share	(9.70)	(1.82)
Shares used to calculate net loss applicable to common stockholders per share	25,505,270	25,500,996

(dollars in thousands)	2008	2007
Balance Sheet Data:
Current assets	$152,552	$153,346
Working capital	87,349	84,705
Total assets	315,419	546,773
Total debt, including current portion	500,087	481,011
Convertible redeemable preferred stock	5,343	5,343
Stockholders’ (deficiency) equity	(257,398)	(10,517)

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Summary Financial Information for the Quarters Ended September 30, 2009 and September 30, 2008:

	Three months ended September 30,
(dollars in thousands)	2009	2008
Statement of Operations Data:
Net revenues	$122,519	$132,828
Costs and expenses:
Cost of net revenues	44,193	48,579
Selling, general and administrative	65,738	75,007
Provision for doubtful accounts	3,772	4,737
Depreciation and amortization	2,402	3,093
Goodwill impairment	—	207,030
Restructuring expense	—	380
Total costs and expenses	116,105	338,826
Operating income (loss)	6,414	(205,998)
Other (income) expense:
Interest expense, net	11,238	11,908
Other (income) expense, net	(9)	9
Total other expense	11,229	11,917
Loss before income taxes	(4,815)	(217,915)
Federal and state income tax benefit	(277)	(270)
Net loss	(4,538)	(217,645)
Accrued dividends on convertible redeemable preferred stock	113	113
Net loss attributable to common stockholders	$(4,651)	$(217,758)
Basic and diluted net loss applicable to common stockholders per share	(0.18)	(8.54)
Shares used to calculate net loss applicable to common stockholders per share	25,505,270	25,505,270

(dollars in thousands)
Balance Sheet Data:
Current assets	164,117	151,634
Working capital	92,470	78,464
Total assets	317,568	323,375
Total debt, including current portion	513,166	495,233
Convertible redeemable preferred stock	5,230	5,230
Stockholders’ (deficiency) equity	(273,670)	(252,218)

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Summary Financial Information for the Nine Months Ended September 30, 2009 and September 30, 2008:

	Nine months ended September 30,
(dollars in thousands)	2009	2008
Statement of Operations Data:
Net revenues	$356,682	$415,548
Costs and expenses:
Cost of net revenues	131,555	157,798
Selling, general and administrative	189,642	229,572
Provision for doubtful accounts	11,690	14,717
Depreciation and amortization	7,441	9,834
Goodwill impairment	—	207,030
Restructuring expense	—	2,309
Total costs and expenses	340,328	621,260
Operating income (loss)	16,354	(205,712)
Other (income) expense:
Interest expense, net	34,179	36,520
Other (income) expense, net	(1,420)	12
Total other expense	32,759	36,532
Loss before income taxes	(16,405)	(242,244)
Federal and state income tax benefit	(10)	(511)
Net loss	(16,395)	(241,733)
Accrued dividends on convertible redeemable preferred stock	338	338
Net loss attributable to common stockholders	$(16,733)	$(242,071)
Basic and diluted net loss applicable to common stockholders per share	(0.66)	(9.49)
Shares used to calculate net loss applicable to common stockholders per share	25,505,270	25,505,270

(dollars in thousands)
Balance Sheet Data:
Current assets	164,117	151,634
Working capital	92,470	78,464
Total assets	317,568	323,375
Total debt, including current portion	513,166	495,233
Convertible redeemable preferred stock	5,230	5,230
Stockholders’ (deficiency) equity	(273,670)	(252,218)

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